    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997



                                                      REGISTRATION NO. 333-33883

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          CUBIST PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2830                  22-3192085
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Numbers)    identification
incorporation or organization)                                        No.)

                                24 EMILY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 576-1999

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                            SCOTT M. ROCKLAGE, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CUBIST PHARMACEUTICALS, INC.
                                24 Emily Street
                              Cambridge, MA 02139
                                 (617) 576-1999
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:


                            JUSTIN P. MORREALE, ESQ.
                              JULIO E. VEGA, ESQ.
                           Bingham, Dana & Gould LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                1,265,307 SHARES

                          CUBIST PHARMACEUTICALS, INC.
                                  COMMON STOCK


    All of the 1,265,307 shares of Common Stock offered hereby are being sold by certain stockholders (the "Selling Stockholders") of Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "CBST".


    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.
                             ---------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


    The Company has been advised by the Selling Stockholders that all or a portion of the shares of Common Stock offered hereby may be sold by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve crosses or block transactions) on the National Market System of the Nasdaq Stock Market, or otherwise, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at varying prices determined at the time of sale; or (b) privately negotiated transactions at negotiated prices. The Selling Stockholders may effect such transactions by selling such shares directly to purchasers or by selling such shares to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of such shares for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both. See "Plan of Distribution."



    All of the expenses of this offering, which are estimated at $44,490.00, will be paid by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which will be borne by the Selling Stockholders.



                                August 29, 1997

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. Cubist's strategy for combating antiinfective drug resistance is to identify novel intracellular targets essential for cell function in bacteria and fungi, such as proteins, RNA or DNA, which if inhibited by a drug would kill or attenuate the growth of the pathogen. Cubist selects these targets based on a thorough understanding of their function, thereby providing a foundation for assay development and identification of leads for drug discovery.

    Cubist believes that its rational, target-based, drug discovery strategy represents a distinct departure from and offers significant advantages over traditional drug discovery strategies to counter drug resistance. These traditional strategies have generally involved (i) whole-cell screening methodologies which provide only limited knowledge of target function, (ii) chemical modifications of existing antiinfective drugs, such as penicillin, or
(iii) the combination of existing antiinfective drugs with another agent (an "antibiotic potentiator") to block drug resistance. For decades, antiinfective drug discovery research has utilized only a fixed number of targets and chemical structures, thereby limiting the ability of these approaches to identify new classes of drugs effective against drug-resistant bacteria and fungi. Cubist believes that the identification of new drug classes inhibiting new targets will provide a compelling solution to drug resistance. The Company has identified over 100 proprietary targets and related assays for the discovery of new drugs. The Company expects that drugs inhibiting these new targets will be immediately effective against drug-resistant bacteria and fungi since these pathogens have not had an opportunity to evolve resistance specific to these new drugs.

    Cubist's initial focus is on the identification and development of antiinfective drugs to inhibit selected targets essential for the life of the organism. Cubist's programs are based on targets that play a role in either the transport and binding of proteins, DNA replication, the biosynthesis of co-factors, cell envelope proteins or protein translation. The Company's strategy has been to rapidly advance assays to automated high-throughput screening for lead identification and characterization.

    To broaden its target pipeline and accelerate lead discovery using genomic targets, the Company has entered into a research collaboration with Novalon Pharmaceutical Corporation ("Novalon"), a drug discovery company focused on the development and application of novel screening technologies. The companies are working together to improve and apply this technology to reduce the time required to establish assays, enable the screening of a diverse range of targets for which there is limited biochemical information available for antiinfective drug discovery, and identify novel classes of small molecule inhibitors of specific targets.

    The Company also has several chemistry programs optimizing small molecule leads which have been identified through high-throughput screening. Compounds that meet specified criteria are tested for their inhibitory affects against a panel of microorganisms including multidrug resistant strains. Infectious disease mouse models have been established to evaluate the ability of these novel compounds to protect an animal from infection.

    A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical and biotechnology companies. The Company is a party to collaborative agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb Company and Merck & Co., Inc.


    BRISTOL-MYERS SQUIBB. Cubist is collaborating with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") to discover antibacterial, antimycobacterial and antifungal drug candidates from leads detected in the screening of Bristol-Myers Squibb's compound library against six of Cubist's aminoacyl-tRNA synthetase targets.

    MERCK. Cubist is collaborating with Merck & Co., Inc. ("Merck") to discover antibacterial drug candidates from leads detected in the screening of Merck's compound library against three of Cubist's aminoacyl-tRNA synthetase targets.

    Cubist has also entered into collaborations with Genzyme Corporation, Pharmacopeia Inc., Terrapin Technologies, Inc. and ArQule, Inc. to access their small molecule synthetic compound libraries and to discover new chemical classes of antiinfective drugs.

    Apart from these collaborations, Cubist has retained rights to internally develop and commercialize certain proprietary products which will enable the Company either to commercialize certain drug candidates independently, or to enter into future drug development and commercialization alliances with third parties at a later stage in the development process.

    The Company was incorporated under the laws of the State of Delaware on May 1, 1992. The Company's principal executive offices are located at 24 Emily Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 576-1999.

CUBIST(TM), CUBIST PHARMACEUTICALS(TM) AND THE CUBIST LOGO ARE TRADEMARKS OF THE COMPANY. ALL OTHER TRADEMARKS AND TRADE NAMES REFERENCED IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                                  THE OFFERING

Common Stock Offered....................................  1,265,307 shares
Common Stock Outstanding after this Offering............  10,551,391 shares(1)
Use of Proceeds.........................................  The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the
                                                          Selling Stockholders.
Nasdaq National Market Symbol...........................  CBST
Risk Factors............................................  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                         SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                           ------------------------------------------  --------------------
                                                             1993       1994       1995       1996       1996       1997
                                                           ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Sponsored research revenues..............................  $  --      $  --      $   1,271  $   4,985  $   2,047  $   1,678
Total operating expenses.................................      1,716      4,758      6,673      8,861      4,056      5,883
Net interest income (expense)............................         28        (55)         6         77        (64)       414
Net loss.................................................  $  (1,688) $  (4,813) $  (5,396) $  (3,799) $  (2,073) $  (3,791)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share.......................................  $   (1.99) $   (4.82) $   (3.99) $   (1.39) $   (1.51) $   (0.40)
Weighted average shares used in computing net loss per
  share..................................................        848        999      1,352      2,737      1,377      9,554


                                                                                             JUNE 30, 1997
                                                                                     -----------------------------
                                                                                        ACTUAL      AS ADJUSTED(2)
                                                                                     -------------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments.............................................   $    14,727    $     20,677
Working capital....................................................................        10,529          16,479
Total assets.......................................................................        19,775          25,725
Long-term debt and capital lease obligations, less current portion.................         1,378           1,378
Accumulated deficit................................................................       (19,522)        (19,522)
Total stockholders' equity.........................................................        16,533          22,483


------------------------

(1) Excludes (i) an aggregate of 709,031 shares of Common Stock issuable pursuant to stock options outstanding as of June 30, 1997 under the Company's Amended and Restated 1993 Stock Option Plan, as amended (the "Plan"), at a weighted average exercise price per share of $4.00, (ii) 278,021 shares of Common Stock reserved for issuance pursuant to stock options that may be granted from time to time under the Plan, and (iii) 86,619 shares of Common Stock issuable pursuant to warrants outstanding as of June 30, 1997, at a weighted average exercise price per share of $4.04.


(2) As adjusted to reflect the sale of 979,594 shares of Common Stock on July 18, 1997 at a price of $6.125 per share, and the receipt by the Company of the net proceeds therefrom after deducting the estimated offering expenses payable by the Company. See "Capitalization."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.

    EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL COMMERCIALIZATION. Since inception, the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage, and the Company does not expect that any drugs resulting from its research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be commercially available for a significant number of years, if at all. The Company is currently in the process of optimizing lead candidates to select drug candidates for pre-clinical development; however, to date, the Company has not, independently or with its collaborative partners, completed the optimization of any lead candidates or selected any drug candidates. Any future drug candidates developed by the Company will require significant additional research and development efforts, including extensive pre-clinical (animal and IN VITRO data) and clinical testing and regulatory approval, prior to commercial sale. None of the Company's potential drug candidates have advanced to any phase of pre-clinical or clinical trials. There can be no assurance that the Company's approach to drug discovery, acting independently or with the efforts of any collaborative partner of the Company, will be effective or will result in the development of any drug. The Company's potential drug candidates will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that any or all of the Company's drug candidates will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that these drug candidates, if safe and effective, will be difficult to develop into commercially viable drugs or to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such drugs; or that third parties will market superior or equivalent drugs. The failure to develop safe, commercially viable drugs would have a material adverse effect on the Company's business, operating results and financial condition.


    UNCERTAINTY DUE TO UNPROVEN TECHNOLOGY. The Company's drug discovery approach faces technical issues which have not been resolved and requires the development of multiple novel technologies to create a successful drug candidate. While the Company has demonstrated that certain compounds have the ability to inhibit the activity of certain aminoacyl-tRNA synthetases, the Company has not proven that this activity can be utilized clinically as a therapeutic. Furthermore, there can be no assurance that the inhibitory activity already demonstrated in primary screening will continue to be encouraging in further screening or drug discovery studies. The Company has not tested any drug candidates in humans, and there can be no assurance that there will be clinical benefits associated with any such drug candidates. Furthermore, there can be no assurance that the Company will successfully address these technological challenges or others that may arise in the course of development. Any failure of the Company to anticipate or respond adequately to technological developments will have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the study of antiinfectives will lead to the discovery and development of any drug candidates in the future or that the Company will be able to employ its drug discovery approach successfully.



    DEPENDENCE ON COLLABORATIVE PARTNERS AND OTHERS. A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. The Company is a party to collaborative agreements with Bristol-Myers Squibb and Merck (collectively, the "Collaborative Agreements"). Under the Collaborative Agreements, each of Bristol-Myers Squibb and Merck is responsible for (i) providing libraries of compounds for screening against certain of the Company's aminoacyl-tRNA synthetase targets, (ii) selecting, in collaboration with Cubist, compounds determined to be leads in the screening for subsequent development,
(iii) conducting preclinical and clinical trials and obtaining required regulatory approvals of drug candidates, and (iv) manufacturing and commercializing resulting drugs. As a result, the Company's receipt of revenues (whether in the form of continued research funding, drug development milestones or royalties on sales) under the Collaborative Agreements is dependent upon the decisions made by the manufacturing and marketing resources of its collaborative partners. The Company's collaborative partners are not obligated to develop or commercialize any drug candidates resulting from the Collaborative Agreements. The amount and timing of resources dedicated by the Company's collaborative partners to their respective collaborations with the Company is not within the Company's control. Moreover, certain drug candidates discovered by the Company may be viewed by the Company's collaborative partners as competitive with such partners' drugs or drug candidates. Accordingly, there can be no assurance that the Company's collaborative partners will elect to proceed with the development of drug candidates which the Company believes to be promising or that they will not pursue their existing or alternative technologies in preference to such drug candidates. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborative partners, that some of the Company's collaborative partners will not develop independently or with third parties drugs that could compete with drugs of the types contemplated by the Collaborative Agreements, or that disagreements over rights or technology or other proprietary interests will not occur.



    If any of the Company's collaborative partners breaches or terminates its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of any drug candidate or research program under these Collaborative Agreements may be delayed, the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or such development or commercialization could be terminated. Any such event could materially adversely affect the Company's financial condition, intellectual property position and operations. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. Such consolidations among the companies with which the Company is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of drug candidates or research programs under one or more of the Collaborative Agreements.



    ADDITIONAL FINANCING REQUIREMENTS; UNCERTAINTY OF AVAILABLE FUNDING. The Company will require substantial additional funds for its drug discovery and development programs, for operating expenses, for pursuing regulatory clearances, for the development of manufacturing, marketing and sales capabilities and for prosecuting and defending its intellectual property rights before it can expect to realize significant revenues from commercial sales. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that the Company would not otherwise issue or relinquish in order to continue independent operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred a cumulative operating loss of approximately $19.5 million through June 30, 1997. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop target candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, pre-clinical and clinical trials and development of manufacturing, marketing and sales capabilities. In the next few years, the Company's revenues may be limited to research support payments under the Collaborative Agreements and any amounts received under other research or drug development collaborations that the Company has established or will establish. There can be no assurance, however, that the Company will be able to establish any additional collaborative relationships on terms acceptable to the Company or maintain in effect the current Collaborative Agreements. The Company's ability to achieve significant revenue or profitability is dependent on its or its collaborative partners' ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for the drug candidates and to manufacture and commercialize the resulting drugs. The Company will not receive revenues or royalties from commercial sales for a significant number of years, if at all. Failure to receive significant revenues or achieve profitable operations would impair the Company's ability to sustain operations. There can be no assurance that the Company will ever successfully identify, develop, commercialize, patent, manufacture and market any products, obtain required regulatory approvals or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain U.S. and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drug candidates through the development and regulatory approval process to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any additional patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially viable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. There can be no assurance that any existing or future patents isssued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. In addition, patents may have been granted, or may be granted, covering products or processes that are necessary or useful to the development of the Company's drug candidates. If the Company's drug candidates or processes are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all. There has been significant litigation in the industry regarding patents and other proprietary rights. If the Company becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation and the potential damages that the Company could be required to pay could be substantial.



    In addition to patent protection, the Company relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these confidentiality agreements will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how and technological advances will not otherwise become known or be independently discovered by others. See "Business--Patents and Proprietary Technology."



    UNCERTAINLY ASSOCIATED WITH PRE-CLINICAL AND CLINICAL TESTING. Before obtaining regulatory approvals for the commercial sale of any of the Company's potential drugs, the drug candidates will be subject to extensive pre-clinical and clinical trials to demonstrate their safety and efficacy in humans. The Company is dependent on its collaborative partners to conduct clinical trials for the drug candidates resulting from the

Collaborative Agreements and may become dependent on other third parties to conduct future clinical trials of its internally developed drug candidates. The Company has no experience in conducting pre-clinical or clinical trials, and no pre-clinical or clinical trials have been commenced with respect to any of the Company's potential drug candidates or any drug candidate being developed jointly by the Company and its collaborative partners. Furthermore, there can be no assurance that pre-clinical or clinical trials of any future drug candidates will demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Government Regulation."



    NO ASSURANCE OF MARKET ACCEPTANCE. There can be no assurance that any drugs successfully developed by the Company, independently or with its collaborative partners, if approved for marketing, will achieve market acceptance. The antiinfective drugs which the Company is attempting to develop will compete with a number of well-established antiinfective drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by the Company will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the Company's drug candidates, their potential advantage over existing therapies and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients or the medical community in general will accept and utilize any drugs that may be developed by the Company independently or with its collaborative partners.



    INTENSE COMPETITION. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive.



    In addition, some of the Company's competitors have greater experience than the Company in conducting pre-clinical trials and obtaining U.S. Food and Drug Administration ("FDA") and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trails, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

    IMPACT OF EXTENSIVE GOVERNMENT REGULATION. The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed pre-clinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures to establish their safety and efficacy. All of the Company's drug candidates will require governmental approvals for commercialization, none of which have been obtained. Pre-clinical and clinical trials and manufacturing of the Company's drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically take a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. There can be no assurance as to when Cubist, independently or with its collaborative partners, might first submit an IND for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products. See "Business--The Cubist Programs."



    The effect of government regulation may be to delay marketing of the Company's potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect the Company's marketing as well as the Company's ability to generate significant revenues from commercial sales. There can be no assurance that FDA or other regulatory approvals for any drug candidates developed by the Company will be granted on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if initial regulatory approvals for the Company's drug candidates are obtained, the Company, its drugs and its manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on such drug or manufacturer, including withdrawal of the drug from the the market. The regulatory standards are applied stringently by the FDA and other regulatory authorities and failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.



    The FDA has developed two "fast track" policies for certain new drugs (including antibiotics), one policy for expedited development and review and one policy for accelerated approval. The expedited development and review policy applies to new drug therapies that are intended to treat persons with life-threatening and severely debilitating illnesses, especially where no satisfactory alternative therapy exists. The accelerated approval policy applies to certain new drugs that are intended to treat persons with serious or life-threatening illnesses that provide a meaningful therapeutic benefit to patients over existing treatments. See "Business--Government Regulation." There can be no assurance that any drug candidate contemplated by the Company will qualify for the FDA's various fast track or priority approval policies. Nor can there be any assurance that such policies will remain as currently implemented by the FDA.



    As with many biotechnology and pharmaceutical companies, the Company is subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could materially adversely affect the Company's business, operating results and financial condition. The Company is subject to periodic inspections and has not received notice of any material violations of any environmental or safety law or regulation. See "Business--Government Regulation."



    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the efforts of its senior management and scientific team, including its President and Chief Executive Officer. Although Dr. Rocklage has entered into an employment agreement with the Company, the terms of the employment agreement provide that Dr. Rocklage may terminate his employment with the Company at any time upon thirty days' written notice. None of the Company's other executive officers or key employees has entered into an employment agreement with the Company. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could adversely affect the Company's business, operating results and financial condition. See "Business--Employees" and "Management--Executive Officers, Key Employees and Directors."



    LACK OF MANUFACTURING, MARKETING AND SALES CAPABILITY AND
EXPERIENCE. Cubist has not yet invested in the development of manufacturing, marketing or sales capabilities. The Company has no experience in, and currently lacks the facilities and personnel to, manufacture products in accordance with Good Manufacturing Practices ("GMP") as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct pre-clinical and clinical trials with the Company's drug candidates, if any, will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals and in the initiation of new development programs, which in turn could materially impair Cubist's competitive position and the possibility of achieving profitability.



    The Company has no experience in marketing drugs. The Company has granted marketing rights to its collaborative partners with respect to drugs developed through the Collaborative Agreements. The Company may seek to collaborate with a third party to market those drugs for which it has retained marketing rights or may seek to market and sell such drugs directly. If the Company seeks to collaborate with a third party, there can be no assurance that a collaborative agreement can be reached on acceptable terms. If the Company seeks to market and sell such drugs directly, the Company will need to hire additional personnel skilled in marketing and sales as it develops drugs with commercial potential. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.



    REIMBURSEMENT AND DRUG PRICING UNCERTAINTY. The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of the Company's drug candidates will depend substantially on reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or elsewhere will be available for any drugs the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's drugs, thereby adversely affecting the Company's business. If reimbursement is not available or is available only to limited levels, there can be no assurance that the Company will be able to obtain collaborative partners to manufacture and commercialize drugs, or would be able to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.



    Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell any of its drugs if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

    POTENTIAL PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE. The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of the Company's drug candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance for the biotechnology industry is generally expensive, if available at all. The Company does not have product liability insurance but intends to obtain such coverage if and when its drug candidates are tested in clinical trials. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not adversely affect the Company's business, operating results or financial condition.



    CONTROL BY EXISTING STOCKHOLDERS. The Company's officers, directors and principal stockholders and their affiliates will own or control approximately 76.2% of the Company's outstanding Common Stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders of the Company, including the election of the Company's Board of Directors.



    POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW
PROVISIONS. Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), special meetings of stockholders may be called only by the Chairman of the Board, the President or a majority of the Board of Directors of the Company. In addition, the Restated Certificate of Incorporation authorizes the Board of Directors to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The Company has no present plans to issue any shares of preferred stock. The Restated Certificate of Incorporation also provides for staggered elections of the Company's Board of Directors and specific procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law (the "DGCL"), which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning 15% or more of Company's outstanding voting stock ("interested stockholder") for a period of three years from the date a stockholder becomes an interested stockholder unless certain conditions are met. These provisions could also limit the price that investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."



    ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends and does not intend to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

    Since October 25, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "CBST." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.

                                                                                HIGH        LOW
                                                                              ---------  ---------
4th Quarter 1996 (from October 25, 1996)....................................  $    7.00  $    5.50
1st Quarter 1997............................................................      13.00       6.00
2nd Quarter 1997............................................................      10.25       6.00

    On August 15, 1997, the closing sale price of the Common Stock, as reported by the Nasdaq National Market, was $5.25 per share. As of August 15, 1997, there were approximately 142 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since its inception and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth at June 30, 1997 the actual and as adjusted capitalization of the Company. This table should be read in conjunction with the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.



                                                                                           JUNE 30, 1997
                                                                                   ------------------------------
                                                                                       ACTUAL      AS ADJUSTED(2)
                                                                                   --------------  --------------
Long-term debt and capital lease obligations, less current portion...............  $    1,378,475  $    1,378,475

Stockholders' equity:
  Preferred Stock, par value $.001 per share; 5,000,000 shares authorized and
    zero shares issued and outstanding...........................................        --              --
  Common Stock, par value $.001 per share; 25,000,000 shares authorized and
    9,567,211 shares issued and outstanding, actual; 10,551,391 shares issued and
    outstanding, as adjusted.....................................................           9,567          10,551
Additional paid-in capital.......................................................      36,045,132      41,994,148
Retained deficit.................................................................     (19,521,663)    (19,521,663)
                                                                                   --------------  --------------
    Total stockholders' equity...................................................      16,533,036      22,483,036
                                                                                   --------------  --------------
      Total capitalization.......................................................  $   17,911,511  $   23,861,511
                                                                                   --------------  --------------
                                                                                   --------------  --------------


------------------------

(1) Excludes (i) an aggregate of 709,031 shares of Common Stock issuable pursuant to stock options outstanding as of June 30, 1997 under the Plan at a weighted average exercise price per share of $4.00, (ii) 278,021 shares of Common Stock reserved for issuance pursuant to stock options that may be granted from time to time under the Plan and (iii) 86,619 shares of Common Stock issuable pursuant to warrants outstanding as of June 30, 1997, at a weighted average exercise price per share of $4.04.


(2) As adjusted to reflect the sale of 979,594 shares of Common Stock on July 18, 1997 at a price of $6.125 per share, and the receipt by the Company of the net proceeds therefrom after deducting the estimated offering expenses payable by the Company. See "Capitalization."

                            SELECTED FINANCIAL DATA


    The following Selected Financial Data should be read in conjunction with the Company's Financial Statements and the Notes thereto, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus. The data set forth below, as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, are derived from the Company's financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants included elsewhere in this Prospectus. The selected financial data as of December 31, 1993 and 1994 are derived from the Company's financial statements not included in this Prospectus, all of which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data at June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for the fair presentation of its financial position and the results of its operations for those periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997.



                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                            YEARS ENDED DECEMBER 31,          (UNAUDITED)
                                       ----------------------------------  ------------------
                                        1993     1994     1995     1996      1996      1997
                                       -------  -------  -------  -------  --------  --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Sponsored research revenues........  $ --     $ --     $ 1,271  $ 4,985    $2,047   $ 1,678
  Operating expenses
  Research and development...........    1,169    3,309    4,965    6,871     3,183     4,304
  General and administrative.........      547    1,449    1,708    1,990       873     1,579
                                       -------  -------  -------  -------  --------  --------
    Total operating expenses.........    1,716    4,758    6,673    8,861     4,056     5,883
                                       -------  -------  -------  -------  --------  --------
  Interest income....................       45      113      239      306        43       534
  Interest expense...................      (17)    (168)    (233)    (229)     (107)     (120)
                                       -------  -------  -------  -------  --------  --------
  Net loss...........................  $(1,688) $(4,813) $(5,396) $(3,799)  $(2,073)  $(3,791)
                                       -------  -------  -------  -------  --------  --------
                                       -------  -------  -------  -------  --------  --------
  Net loss per share.................           $ (1.99) $ (4.82) $(3.99)   $(1.39)   $ (1.51)
                                                                  -------  --------  --------
                                                                  -------  --------  --------
  Weighted average common and common
    equivalent shares outstanding....      848      999    1,352    2,737     1,377     9,554



                                                                                 DECEMBER 31,
                                                                  ------------------------------------------  JUNE 30, 1997
                                                                    1993       1994       1995       1996      (UNAUDITED)
                                                                  ---------  ---------  ---------  ---------  -------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and investments........................  $   4,457  $   1,221  $   3,056  $  19,329    $  14,727
  Working capital...............................................      3,937        (92)     3,215     18,020       10,529
  Total assets..................................................      7,241      4,250      7,048     23,452       19,775
  Long-term debt and capital lease obligations, less current
    portion.....................................................      1,164      2,032      1,257      1,053        1,378
  Accumulated deficit...........................................     (1,723)    (6,536)   (11,932)   (15,731)     (19,522)
  Total stockholders' equity....................................      5,488        823      4,895     20,299       16,533

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS REGISTRATION STATEMENT ON FORM S-1 MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, BUT NOT LIMITED TO, (I) STATEMENTS ABOUT THE ADEQUACY OF THE COMPANY'S CASH, CASH EQUIVALENTS, OTHER CAPITAL RESOURCES, INTEREST INCOME AND FUTURE REVENUES DUE UNDER THE COMPANY'S COLLABORATIVE AGREEMENTS TO FUND ITS OPERATING EXPENSES AND CAPITAL REQUIREMENTS AS CURRENTLY PLANNED THROUGH 1998, (II) STATEMENTS ABOUT THE COMPANY'S BELIEF THAT THE IDENTIFICATION OF NEW CLASSES OF ANTIINFECTIVE DRUGS INHIBITING NEW TARGETS WILL PROVIDE A COMPELLING SOLUTION TO DRUG RESISTANCE, (III) STATEMENTS ABOUT THE COMPANY'S EXPECTATION THAT DRUGS INHIBITING NEW TARGETS WILL BE IMMEDIATELY EFFECTIVE AGAINST DRUG RESISTANT BACTERIA AND FUNGI, (IV) STATEMENTS ABOUT THE COMPANY'S BELIEF THAT TARGETS IDENTIFIED IN ANY OF THE COMPANY'S PROGRAMS WILL ENABLE THE DEVELOPMENT OF CLINICALLY USEFUL ANTIINFECTIVE DRUGS AGAINST SUSCEPTIBLE AND DRUG-RESISTANT PATHOGENS, AND (V) CERTAIN OTHER STATEMENTS IDENTIFIED OR QUALIFIED BY WORDS SUCH AS "LIKELY", "WILL", "SUGGESTS", "MAY", "WOULD", "COULD", "SHOULD", "EXPECTS", "ANTICIPATES", "ESTIMATES", "PLANS", "PROJECTS", "BELIEVES", OR SIMILAR EXPRESSIONS (AND VARIANTS OF SUCH WORDS OR EXPRESSIONS). INVESTORS ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN. ACTUAL PERFORMANCE AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN THE FORWARD-LOOKING STATEMENTS DUE TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RISKS AND UNCERTAINTIES DESCRIBED OR DISCUSSED IN THE SECTION "RISK FACTORS". THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN REPRESENT THE COMPANY'S JUDGMENT AS OF THE DATE OF THIS REGISTRATION STATEMENT ON FORM S-1, AND THE COMPANY CAUTIONS READERS NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS.


OVERVIEW

    Since its incorporation on May 1, 1992 and commencement of operations in February 1993, Cubist has been engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. The Company has a limited history of operations and has experienced significant operating losses since inception. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, pre-clinical and clinical trials and development of manufacturing, marketing and sales capabilities.

    A key element of the Company's strategy is to enhance certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaborative agreements with major pharmaceutical companies. The Company is a party to collaborative agreements based specifically on its aminoacyl-tRNA synthetase program with Bristol-Myers Squibb and Merck. Under these collaborative agreements, the Company is entitled to receive research support payments and, if certain drug development milestones are achieved, milestone payments. In addition, the Company will be entitled to receive royalties on worldwide sales of any drug developed and commercialized from these collaborations.

    On June 20, 1997, the Company's collaborative agreement with Pfizer, Inc. ("Pfizer") expired pursuant to its own terms. Prior to such expiration, the Company had received all of the research support payments and technology licensing fees that the Company was entitled to receive under that collaborative agreement. In accordance with the terms of that collaborative agreement, the Company selected and licensed from Pfizer one of the chemical compounds that was identified and characterized during the Company's collaboration with Pfizer. Pursuant to the terms of that license, the Company may develop and commercialize such licensed compound without further obligation to Pfizer.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    REVENUES. Total revenues in the six months ended June 30, 1997 were $1,679,000 compared to $2,047,000 in the six months ended June 30, 1996, a decrease of $368,000 or 18.0%. The revenue recognized in the six months ended June 30, 1997 consisted of research support payments from Bristol-Myers Squibb, Merck and Pfizer, and milestone payments from Bristol-Myers Squibb. In the six months ended June 30, 1996, revenues consisted of research support payments from Bristol-Myers Squibb, Merck and Pfizer, technology license fee revenues from Merck and SBIR grant funding. The decrease in revenues was primarily due to the absence of any significant amount of nonrecurring revenue for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 during which the Company received a one-time technology license fee from Merck in the amount of $1.5 million.

    RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the six months ended June 30, 1997 were $4,304,000 compared to $3,183,000 in the six months ended June 30, 1996, an increase of $1,121,000 or 35.2%. The increase was largely due to (i) amortization expenses associated with the Company's research agreement with Novalon, which is being charged to expense over the six month period in which the Company has an option to evaluate the Novalon Technology, (ii) increased costs related to ten additional employees hired by the Company in connection with its research and development programs and (iii) purchases of laboratory research supplies that are required by such additional personnel.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the six months ended June 30, 1997 were $1,579,000 compared to $874,000 in the six months ended June 30, 1996, an increase of $705,000 or 80.7%. The increase was primarily due to (i) increased costs related to additional personnel and recruiting, (ii) the cost of premiums for directors' and officers' insurance,
(iii) costs associated with the Company's investor and public relations program, which did not exist prior to the Company's initial public offering and (iv) increased legal expenses.

    INTEREST INCOME AND EXPENSE. Interest income in the six months ended June 30, 1997 was $534,000 compared to $43,000 in the six months ended June 30, 1996, an increase of $491,000 or 1,141.9%. The increase in interest income was due primarily to a higher average cash, cash equivalent and investment balance during the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. Interest expense in the six months ended June 30, 1997 was $120,000 as compared to $107,000 during the six months ended June 30, 1996.

    NET LOSS. The net loss during the six months ended June 30, 1997 was $3,791,000 compared to $2,073,000, an increase of $1,718,000 or 82.9%. The increase was primarily due to (i) a decrease in revenues during the six months ended June 30, 1997, (ii) an increase in expenses incurred by the Company to support the advancement of the Company's internal research programs, (iii) amortization expense incurred by the Company during the second quarter of fiscal 1997 in connection with the Company's research agreement with Novalon, and (iv) costs associated with the Company's investor and public relations program.

    YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUES. Total revenues in the year ended December 31, 1996 were $4,985,000 compared to $1,271,000 in the year ended December 31, 1995, an increase of $3,714,000 or 292.2%. The revenue recognized in the year ended December 31, 1996 primarily consisted of $1,500,000 in technology licensing fees from the Merck collaboration; $2,116,000 in research support funding from the Bristol-Myers Squibb, Merck and Pfizer collaborations; $1,000,000 in milestone payments from the Bristol-Myers Squibb collaboration; and $369,000 in SBIR grants. In the year ended December 31, 1995, revenues consisted of $500,000 in technology licensing fees and $488,000 in research support funding from the Pfizer collaboration and $283,000 from SBIR Phase I grant funding.

    RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses in the year ended December 31, 1996 were $6,871,000 compared to $4,965,000 in the year ended December 31, 1995, an increase of $1,906,000 or 38.4%. The increase was largely due to increased costs related to additional personnel, purchases of compounds to expand the Company's compound collection and purchases of laboratory research supplies that are utilized by such additional personnel.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the year ended December 31, 1996 were $1,989,000 compared to $1,709,000 in the year ended December 31, 1995, an increase of $280,000 or 16.4%. The increase was primarily due to costs relating to additional personnel and recruiting, relocation, and legal expenses.

    INTEREST INCOME AND EXPENSE. Interest income in the year ended December 31, 1996 was $306,000 compared to $239,000 in the year ended December 31, 1995, a increase of $67,000 or 28.0%. The increase in interest income was due to an increase in the average cash, cash equivalent and investment balance during the year ended December 31, 1996 as compared to the year ended December 31, 1995. Interest expense was $229,000 in the year ended December 31, 1996 as compared to $233,000 during the year ended December 31, 1995.

    NET LOSS. The net loss during the year ended December 31, 1996 was $3,799,000 compared to $5,396,000 during the year ended December 31, 1995, a decrease of $1,597,000 or 29.6%. The decrease was primarily due to the increased revenues associated with the Bristol-Myers Squibb, Merck and Pfizer collaborations, which were offset only in part by additional expenses incurred to support the advancement of the Company's internal research programs.

    YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUES. Total revenues in 1995 were $1,271,000. No revenues were earned in 1994. The Company recognized $283,000 relating to three SBIR Phase I grants awarded during 1995. In addition, sponsored research revenues were recognized upon the signing of the Pfizer collaborative agreement in December 1995. Revenues included $500,000 in license fees and $488,000 in research funding.

    RESEARCH AND DEVELOPMENT EXPENSES. Total research and development expenses were $4,965,000 in 1995 compared to $3,309,000 in 1994, an increase of $1,656,000 or 50.0%. The increase was largely due to increased costs related to additional personnel, increased facility-related expenses reflecting the construction of 6,500 square feet of additional laboratory space and increased license and collaboration expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1,709,000 in 1995 compared to $1,449,000 in 1994, an increase of $260,000 or 17.9%. The increase is primarily due to increased compensation expenses reflecting a full year of executive compensation and increased patent application expenses offset by decreased relocation expenses.

    INTEREST INCOME AND EXPENSE. Interest income was $239,000 in 1995 compared to $113,000 in 1994, an increase of $126,000 or 111.5% This increase was due to an increase in the average cash balance from two equity financings during 1995 raising approximately $9,000,000. Interest expense was $233,000 in 1995 compared to $168,000 in 1994, an increase of $65,000 or 38.7%. This increase was due to additional capital lease obligations entered into during 1995.

    NET LOSS. The net loss was $5,396,000 during 1995 and $4,813,000 during 1994, an increase of $583,000 or 12.1%. The increase was primarily due to additional expenses incurred to support the advancement of the Company's internal research programs. Offsetting these additional expenses were revenues associated with the Pfizer collaborative agreement and SBIR Phase I grants.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations through the sale of equity securities, equipment financing, sponsored research revenues, license revenues and interest earned on invested capital. The Company's total cash, cash equivalent and investments balance at June 30, 1997 was $14,727,000 compared to $19,329,000 at December 31, 1996. The Company raised $15.2 in an Initial Public Offering, $4.0 million in private equity financing, and received $2.1 in sponsored research payments, $1.5 million in technology license fees, $1.0 million in milestone payments and $369,000 in SBIR grant funding during 1996.

    Through June 30, 1997, the Company's collaborative partners have provided the Company with $6.8 million of research support payments and technology licensing fees, and $4.0 million in an equity investment. The Company is entitled to receive an additional $1.9 million in research support payments and, if achieved, additional milestone payments. On June 20, 1997, the Company's collaborative agreement with Pfizer expired pursuant to its own terms. Prior to such expiration, the Company had received all of the research support payments and technology licensing fees that the Company was entitled to receive under that collaborative agreement, consisting of an aggregate of $1,250,000 in research support payments and $500,000 in technology licensing fees. There can be no assurance that the Company will receive any additional funding from any of the Company's collaborative partners.


    In May 1997, the Company entered into a collaborative research agreement with Novalon. Under the terms of the collaborative research agreement, the Company will make research support payments to Novalon and pay royalties to Novalon on sales of products developed using the Novalon technology. At the time it entered into the collaborative research agreement, the Company also acquired 333,333 shares of Series B Convertible Preferred Stock of Novalon, together with an option to purchase all of the capital stock of Novalon for a purchase price of $10.0 million payable in shares of Common Stock of the Company. The aggregate purchase price payable by the Company to Novalon for such shares and such option was $1.0 million.


    As of June 30, 1997, the Company had invested an aggregate of $5,777,000 (of which $560,000 was invested during the three months then ended) in property and equipment, primarily in facility renovations and laboratory equipment under capital leases. The obligations under capital leases at June 30, 1997 were $1,717,000. Minimum annual principal payments due under capital leases total $823,000 in 1997. Principal payments decline each year thereafter until expiration in 2001. The Company made principal payments under its capital lease obligations of $305,000 in the six months ended on June 30, 1997. The Company expects its capital expenditures in 1997 to be approximately $1,000,000, consisting of laboratory and other equipment purchases.


    On July 18, 1997, the Company completed a private equity financing in which the Company raised $6.0 million by issuing 979,594 shares of Common Stock at $6.125 per share. The Company believes that its existing cash, cash equivalents, other capital resources, interest income and future revenues due under the Bristol-Myers Squibb, and Merck Collaborative Agreements, will be sufficient to fund its operating expenses and capital requirements as currently planned through 1998. However, the Company's actual cash requirements may vary materially from those now planned and will depend on numerous factors. There can be no assurance that the Company's existing capital resources, interest income and revenues from the Collaborative Agreements will be sufficient to fund the Company's operating expenses and capital requirements during such period.



    The Company will need to raise substantial additional capital to fund its operations after 1998. The Company intends to seek such additional funding through public or private financing or collaborative or other arrangements with corporate partners. See "Risk Factors--Additional Financing Requirements; Uncertainty of Available Funding."

    EARNINGS PER SHARE

    Effective December 31, 1997, the Company will adopt Statement of Financial Accounting Standards 128 (SFAS 128) "Earnings per Share", which will require the disclosure of Basic Earnings per Common Share and Diluted Basic Earnings per Common Share for all periods presented. Early application of SFAS 128 is not allowed, but pro forma disclosure is allowed. The Company does not expect this to have a material impact on the earnings per share computation.

                                    BUSINESS

THE COMPANY

    Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company engaged in the research, development and commercialization of novel antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. Cubist's strategy for combating antiinfective drug resistance is to identify novel intracellular targets essential for cell function in bacteria and fungi, such as proteins, RNA or DNA, which if inhibited by a drug would kill or attenuate the growth of the pathogen. Cubist selects these targets based on a thorough understanding of their function, thereby providing a foundation for assay development and identification of leads for drug discovery.

OVERVIEW OF INFECTIOUS DISEASE AND DRUG RESISTANCE

    Infectious diseases are caused by bacteria and fungi present in the environment that enter the body through the skin or mucous membranes of the lungs, nasal passages or gastrointestinal tract, and overwhelm the body's immune system. These pathogens then establish themselves in various tissues and organs throughout the body and cause a number of serious and, in some cases, lethal infections, including those of the bloodstream, heart, lung, liver and urinary tract.

    Antiinfective drugs have, in many cases, proven highly successful in controlling the serious morbidity and mortality that accompany these infections. These drugs work by chemically binding to specific targets in a bacterial or fungal pathogen, thereby inhibiting a cell function essential to its survival. Currently available antiinfective drugs can be divided into the following four broad categories, according to the type of essential cell function they inhibit:
(i) protein synthesis (e.g., tetracyclines, macrolides and aminoglycosides),
(ii) cell wall and membrane synthesis (e.g., penicillins, cephalosporins, carbapenems, glycopeptides and polyenes), (iii) nucleic acid synthesis (e.g., fluoroquinolones) and (iv) cell metabolism (e.g., trimethoprim, sulfonamides, azoles and allylamines).

    Recently, there has been a rise in the incidence of infectious diseases caused by bacteria and fungi that have developed resistance to existing antiinfective drugs. This phenomenon has been well documented in the medical literature. A number of serious pathogens such as STAPHYLOCOCCUS AUREUS, STREPTOCOCCUS PNEUMONIAE, ENTEROCOCCUS FAECALIS, ENTEROCOCCUS FAECIUM, ESCHERICHIA COLI, HAEMOPHILUS INFLUENZAE, PSEUDOMONAS AERUGINOSA, MYCOBACTERIUM TUBERCULOSIS, CANDIDA ALBICANS, ASPERGILLUS FUMIGATUS and ASPERGILLUS FLAVUS have shown significant evidence of drug resistance.

    The increasing prevalence of antiinfective drug resistance is a natural outcome of the use and overuse of antiinfective drugs. When bacteria or fungi are exposed to an antiinfective drug, the drug kills or attenuates the growth of the susceptible pathogen. However, any variant in the bacterial population that has spontaneously undergone a genetic change that confers drug resistance will have a selective growth advantage, which is known in evolutionary terms as natural selection. Thus, the antiinfective drug does not technically cause the resistance but creates a situation in which the resistant pathogen can multiply in the presence of the drug, increasing the population approximately a millionfold in a day and quickly becoming the predominant microorganism. These resistant bacteria can then spread rapidly from the infected patient to healthy individuals.

    Bacteria and fungi have evolved multiple resistance mechanisms against currently available categories of antiinfective drugs. These mechanisms include:
(i) utilization of an enzyme to alter the drug's structure by creating or destroying chemical bonds, (ii) modification of the cell membrane to block entry of the drug, (iii) utilization of a protein to pump the drug out of their cells before the drug binds to the target and (iv) alteration of the target to significantly limit the ability of the antiinfective drug to bind to the target. Bacteria and fungi change the target by mutation of the gene encoding the target proteins sequence, by chemical modification of the target structure or by the acquisition of a new gene from another pathogen that substitutes for the target function.

    Traditional drug discovery approaches have not met the challenge posed by drug-resistant pathogens. To date, biology-based approaches have attempted to identify compounds that kill or attenuate the growth of the pathogen using whole-cell screening assays. This approach is limited because compounds that could effectively inhibit a target function inside the cell, but are unable to penetrate cell membranes, are not identified by whole-cell screening assays. Thus, entire classes of effective inhibitors of intracellular targets, which could be modified by medicinal chemistry to penetrate cell membranes, have potentially been overlooked. Chemistry-based approaches have focused on chemically modifying the molecular structure of existing antiinfective drugs or combining existing antiinfective drugs with another agent (an antibiotic potentiator) to circumvent established drug resistance mechanisms. Despite the introduction of second and third generation antiinfective drugs, certain pathogens, such as vancomycin-resistant strains of ENTEROCOCCUS FAECIUM, have developed resistance to all currently available drugs.

    For decades, antiinfective drug discovery research has utilized only a fixed number of targets and chemical structures thereby limiting the ability of these approaches to identify new classes of drugs effective against drug-resistant bacteria and fungi. During the past 20 years, these traditional approaches have identified only one new chemical class of antiinfective drugs. Cubist believes that the identification of new drug classes inhibiting new targets will prove to be a more effective approach to the problem of antiinfective drug resistance.

THE CUBIST APPROACH

    Cubist is identifying new targets in bacteria or fungi which if inhibited by a drug would disrupt an essential cell function and thereby kill or attenuate the growth of the pathogen, allowing it to be cleared by the immune system. This rational, target-based approach represents a distinct departure from traditional strategies to develop antiinfective drugs. The Company expects that drugs inhibiting these new targets would be immediately effective against currently drug-resistant bacteria and fungi since these pathogens have not had an opportunity to evolve resistance specific to these new drugs.

THE CUBIST PROGRAMS

    THE TARGET IDENTIFICATION PROGRAM

    The Cubist target pipeline has focused on the development and implementation of assays based upon a variety of functionally diverse, unique targets. Proprietary assays are currently being screened or developed for targets from S. AUREUS, E. FAECALIS or fungi that play a role in either the transport and binding of proteins, DNA replication, the biosynthesis of co-factors, cell envelope proteins or protein translation. The Cubist strategy has been to rapidly advance these assays to automated high throughput screening for lead identification and characterization.

    Some of the specific antiinfective targets that Cubist is currently focusing its drug discovery efforts on include targets that are involved in the fundamental process of protein synthesis. This process involves a sequential order of well-established, enzymatic events that leads to the incorporation of amino acids into proteins. Antiinfective drugs, such as tetracyclines and erythromycin, that work by inhibiting protein synthesis at the ribosome (a cellular component which is the site of incorporation of amino acids into proteins) have been successfully developed and commercialized. There are, however, several classes of essential enzyme targets that function independently of the ribosome during protein synthesis and that have not yet been exploited as effective drug targets. The Company's programs in protein synthesis address targets in the areas of (i) Synthetases, (ii) Ribonuclease P, (iii) Amidotransferase and (iv) Elongation Factors. These enzyme targets are essential for the survival of both bacterial and fungal pathogens. The Company believes that these targets will enable the development of clinically useful antiinfective drugs against susceptible and drug-resistant pathogens.

    THE SYNTHETASE PROGRAMS

    Synthetases are enzymes that play a fundamental role in protein synthesis in all living organisms. In most organisms, there are 20 essential aminoacyl-tRNA synthetases, one for each amino acid, which charge its specific amino acid to a transfer RNA molecule ("tRNA") forming an amino acid-charged tRNA. These charged tRNAs then interact with messenger RNA ("mRNA") at the ribosome to incorporate the amino acid into the protein being synthesized. Inhibition of any one of the 20 aminoacyl-tRNA synthetases from any bacterial or fungal pathogen, at the amino acid or tRNA binding sites, would disrupt protein production, thereby killing or attenuating the growth of the pathogen. As a result, large numbers of targets, each with multiple sites of inhibition, are available to Cubist for drug discovery.


    ANTIBACTERIAL AMINOACYL-TRNA SYNTHETASE PROGRAM. The Company's bacterial aminoacyl-tRNA synthetase program, which now includes over 100 biological assays, has identified and selected targets against which multiple compounds have demonstrated inhibitory activity. The Company has advanced these targets through high throughput screening. The Company has also identified some distinct chemical series that have broad spectrum activity, 100 fold or greater selectivity relative to the corresponding human enzyme and single-digit MIC values against S. AUREAUS and enterococcus species. Compounds that inhibit more than one synthetase target have been identified and the Company is researching the potential of these compounds to impede the emergence of drug resistant variants. A number of these bacterial lead molecules are also the focus of chemistry lead optimization programs.


    ANTIFUNGAL AMINOACYL-TRNA SYNTHETASE PROGRAM. Utilizing the Company's high throughput screening assays that have been developed for multiple C. ALBICANS aminoacyl-tRNA synthetases, a number of proprietary, potent lead series have been identified that include compounds with IC50 values of 5 nanomolar on the primary target and three log orders of selectivity relative to the corresponding human enzyme. Some of these molecules serve as the focus of chemistry lead optimization programs.

    Through a combination of automated, high-throughput screening and a rational drug design approach, Cubist has identified several proprietary leads that inhibit certain aminoacyl-tRNA synthetases. These leads are currently being optimized to improve stability, potency, selectivity, whole cell activity and efficacy in animal models in an effort to identify clinical development candidates.

    THE RIBONUCLEASE P PROGRAM

    The Company's Ribonuclease P Program focuses on the discovery of antiinfective drugs that inhibit ribonuclease P ("RNase P"), an essential target in the process of protein synthesis. All tRNAs are initially synthesized as immature tRNA molecules which are cleaved to the required functional size and structure by an essential enzyme, RNase P. Inhibition of RNase P will thus prevent the maturation of tRNA molecules, an essential step in protein synthesis, thereby killing or attenuating the growth of the pathogen.

    Cubist has cloned, sequenced and expressed the genes encoding both the protein and the RNA components of RNase P from certain bacteria. Recombinant RNase P enzymes that have demonstrated the ability to cleave immature tRNA serve as the foundation for biological assays. The Company has developed an automated IN VITRO enzyme assay for high-throughput screening to identify inhibitors of bacterial RNase P and is currently screening for the identification of such inhibitors.

    THE AMIDOTRANSFERASE PROGRAM

    The Company's Amidotransferase Program focuses on the discovery of antiinfective drugs that inhibit glutamine amidotransferase ("AdTase"), an essential target in the process of protein synthesis. Certain bacteria have only 19 of the 20 required aminoacyl-tRNA synthetases and lack glutamine-tRNA synthetase. These bacteria still require all 20 amino acids for protein synthesis and therefore have developed a two-step process to compensate for the lack of glutamine aminoacyl-tRNA synthetase. In step one, glutamate-tRNA synthetase attaches glutamate to both glutamate-tRNA and glutamine-tRNA. In step two, AdTase modifies the glutamate that is charged to the glutamine-tRNA into glutamine, the appropriate amino acid. The now correctly charged tRNA can incorporate the amino acid glutamine into the growing protein chain. Inhibiting AdTase activity would thus limit the synthesis of all proteins that require glutamine, thereby killing or attenuating the growth of the pathogen.

    The Company has established that AdTase activity is present in certain bacteria, including STAPHYLOCOCCUS AUREUS and ENTEROCOCCUS FAECALIS. The Company has developed an assay to monitor the function of this enzyme, and is adapting this assay for automated, high-throughput screening and lead identification.

    THE ELONGATION FACTORS PROGRAM

    The Company's Elongation Factors Program focuses on the discovery of antiinfective drugs that inhibit elongation factors Tu (EF-Tu) and Ts (EF-Ts), essential protein targets in the process of protein synthesis. EF-Tu transports amino acid-charged tRNA to the ribosome and also plays a role in the continuing synthesis of proteins. During this process EF-Tu becomes inactivated and its reactivation requires a second elongation factor, EF-Ts. A crystal structure of EF-Tu associated with some of its substrates including EF-Ts, has been defined. Inhibition of either EF-Tu or EF-Ts activity will inhibit protein synthesis and kill or attenuate the growth of the pathogen.

    Cubist has cloned, sequenced and expressed the genes encoding the EF-Tu and EF-Ts proteins, and is currently validating an assay developed in house for high-throughput screening and lead identification.

    CHEMISTRY PROGRAMS

    The Company has several chemistry programs in place to optimize small molecule leads that have been identified in high throughput screens. High speed analoging and synthetic organic chemistry is used to produce novel compounds that are tested in a series of secondary and tertiary screens for improved drug-like properties. Compounds that meet specified criteria are tested for their inhibitory affects against a panel of microorganisms including multidrug resistant strains. Infectious disease mouse model systems have been established to evaluate the ability of these novel compounds to protect an animal from infection.

    DRUG DISCOVERY SCREENING TECHNOLOGY


    To broaden its target pipeline and accelerate lead discovery using genomic targets, the Company has entered into a research collaboration with Novalon Pharmaceutical Corporation ("Novalon"), a drug discovery company focused on the development and application of novel screening technologies. Cubist and Novalon are working together to improve and apply this technology to reduce the time required to establish assays, enable the screening of a diverse range of targets for which there is limited biochemical information available for antiinfective drug discovery, and identify novel classes of small molecule inhibitors of specific targets.


DRUG DISCOVERY TECHNOLOGIES

    The Cubist drug discovery process consists of four primary steps as part of an integrated platform: (i) target identification and validation, (ii) assay development, (iii) lead identification and (iv) lead optimization.

    TARGET IDENTIFICATION AND VALIDATION--THE USE OF MICROBIAL GENOMICS AND FUNCTIONAL GENETICS TO IDENTIFY MULTIPLE TARGETS FOR DRUG DISCOVERY. The Company uses a rational target selection approach which incorporates microbial genomics and functional genetics to identify and characterize targets. To be selected for entry into a drug discovery program, targets are evaluated to determine if there are: (i) essential for the life of the pathogen, so that inhibition of the target's natural function will kill or attenuate the growth of the pathogen, (ii) functionally characterized for assay development prior to high-throughput screening and

(iii) structurally divergent between bacteria or fungi and humans so that the pathogen target can be selectively inhibited.

    ASSAY DEVELOPMENT--THE USE OF MOLECULAR BIOLOGY, BIOCHEMISTRY AND ENZYMOLOGY TO CHARACTERIZE TARGETS AND VALIDATE HIGH-THROUGHPUT SCREENING
ASSAYS. Established molecular biology tools enable Cubist to rapidly clone, sequence, express and purify multiple targets. Cubist then utilizes enzymology and biochemistry techniques to functionally characterize targets, and develop robust, sensitive high-throughput screening assays. The Company utilizes these assays to identify inhibitors. These proprietary screens provide a quantitative description of potency, spectrum and selectivity. In addition, the Company's enzymology studies identify reaction mechanisms that provide the basis for rational drug design.

    LEAD IDENTIFICATION--THE USE OF HIGH-THROUGHPUT SCREENING OF SMALL MOLECULE LIBRARIES, COMBINATORIAL CHEMISTRY AND RATIONAL DRUG DESIGN TO IDENTIFY POTENTIAL DRUG CANDIDATES. Cubist has implemented automation and robotics, together with other enhancement techniques, to perform high-throughput screening of compound libraries in order to identify novel inhibitors. Novel inhibitors are further characterized using Cubist's secondary screens consisting of increasingly stringent selection criteria (such as spectrum and selectivity) to identify drug candidates with the greatest potential for successful development.

    Molecules used in the Cubist screening program currently originate from four sources: (i) Cubist's proprietary rational design chemistry programs, (ii) Cubist's proprietary combinatorial chemistry programs, (iii) academic and industrial collaborations and (iv) commercial sources.

    The Cubist combinatorial chemistry program generates two types of libraries, general and lead-specific. The general libraries are designed to provide Cubist with a diversity of molecular structures which can be used in conjunction with high-throughput screening to identify novel lead compounds which inhibit selected targets. Cubist constructs lead-specific libraries based on principles of rational drug design using structural templates demonstrated to interact with the target. Cubist's proprietary general and lead-specific libraries are being used to identify new lead inhibitors of the multiple targets that are assayed in high-throughput screening.

    LEAD OPTIMIZATION--THE USE OF MEDICINAL CHEMISTRY, HIGH SPEED ANALOGING AND PRE-CLINICAL EVALUATION TO ENHANCE PHARMACEUTICAL PROPERTIES. Cubist optimizes lead compounds, which have been identified by its high-throughput screening and rational drug design approaches, through the iterative use of medicinal chemistry and IN VITRO biological assays to enhance pharmaceutical properties. These lead compounds first enter a high-speed chemical analoging program which generates large numbers of structurally-related compounds. These analogs are then evaluated for their (i) spectrum of inhibitory potency against a given enzyme from a variety of pathogens, (ii) selectivity of the pathogen against the human enzyme, (iii) inhibitory potency against multiple targets from a single pathogen to identify a compound that could inhibit more than one target and (iv) spectrum of activity against whole cells, including drug-resistant strains, to determine potential clinical indication. Cubist subsequently evaluates, in animal models, drug candidates exhibiting suitable potency, spectrum and selectivity to determine their pharmacological and toxicological properties.

COLLABORATIVE AGREEMENTS

    The Company has entered into agreements based on certain targets within the Synthetase Program with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") and Merck & Co., Inc. ("Merck") to screen the collaborators' respective compound libraries against certain aminoacyl-tRNA synthetase targets. These collaborations are expected to provide the Company with funding, research and development resources, and access to libraries of diverse compounds and clinical development, manufacturing and commercialization capabilities. Through June 30, 1997, the Company's collaborative partners have provided the Company with $6.8 million of funding in the form of research support payments, technology licensing fees and a milestone payment and with a $4.0 million equity investment.

    BRISTOL-MYERS SQUIBB

    In June 1996, Cubist and Bristol-Myers Squibb entered into a Collaborative Research and License Agreement (the "Bristol-Myers Squibb Agreement") pursuant to which they agreed to collaborate to discover and develop novel antiinfective drugs from leads obtained by screening six of Cubist's aminoacyl-tRNA synthetase targets against Bristol-Myers Squibb's compound library. In connection with the collaboration, Bristol-Myers Squibb has made a $4.0 million equity investment in Cubist, has made $1.5 million in milestone payments and has made research support payments to Cubist. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." Under the terms of the Bristol-Myers Squibb Agreement, Cubist is entitled to receive additional research support payments and, if certain milestones are achieved, additional milestone payments from Bristol-Myers Squibb. Cubist has granted to Bristol-Myers Squibb an exclusive worldwide license to commercialize drugs resulting from this collaboration. The development, manufacture and worldwide sale of drugs resulting from the collaboration will be conducted by Bristol-Myers Squibb, and Cubist will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration.

    MERCK

    In June 1996, the Company and Merck entered into a Collaborative Research and License Agreement (the "Merck Agreement") pursuant to which they agreed to collaborate to discover and develop novel antiinfective drugs from leads obtained by screening three of Cubist's aminoacyl-tRNA synthetase targets against Merck's compound library. In connection with the collaboration, Merck has made research support payments and has paid a technology licensing fee to Cubist. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." Under the terms of the Merck Agreement, Cubist is entitled to receive additional research support payments and, if certain milestones are achieved, milestone payments from Merck. Cubist has granted Merck an exclusive worldwide license to commercialize drugs resulting from this collaboration. The development, manufacture and worldwide sale of drugs resulting from the collaboration will be conducted by Merck, and the Company will be entitled to receive royalties on the worldwide sales of any drug developed and commercialized from this collaboration.

    OTHER COLLABORATIONS

    To obtain additional compound libraries for further expansion of the Company's internal drug discovery programs, Cubist has entered into screening agreements with ArQule, Inc., Genzyme Corporation, Pharmacopeia, Inc. and Terrapin Technologies, Inc. pursuant to which Cubist screens such party's compound libraries against Cubist's proprietary targets. If a lead is identified as a result of such screening activities, Cubist has a right of first negotiation with the owner of such lead to enter into a drug development and commercialization collaboration.

PATENTS AND PROPRIETARY TECHNOLOGY

    The Company seeks to protect its cloned targets, assays, organic synthetic processes, lead compounds, screening technology and certain other technology by, among other things, filing, or causing to be filed on its behalf, patent applications. Cubist has two issued U.S. patents, 15 pending U.S. patent applications and one pending international patent application. To date, the Company has received a notice of allowance for two of these U.S. applications covering isolated recombinant nucleic acids encoding tRNA synthetases and processes of making such synthetases. In addition, Cubist has licensed three U.S. patents. There can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future.

    The commercial success of the Company will depend in part on not infringing patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain a license to any third-party technology it may require to conduct its business or that if obtainable, such technology can be licensed at reasonable cost. Failure by the Company to obtain a license to technology that it may require to utilize its technologies or commercialize its products may have a material adverse effect on the Company's business, operating results and financial condition. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to and diversion of resources by the Company and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the Company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business, operating results and financial condition.

    Much of the know-how of importance to the Company's technology and many of its processes are dependent upon the knowledge, experience and skills, which are not patentable, of key scientific and technical personnel. To protect its rights to and to maintain the confidentiality of trade secrets and proprietary information, the Company requires employees, Scientific Advisory Board members, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by employees, advisors, consultants and collaborators. There can be no assurance, however, that these agreements will not be breached or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others.

GOVERNMENT REGULATION

    OVERVIEW

    The development, manufacture and marketing of drugs (including antibiotics) developed by the Company or its collaborative partners are subject to regulation by numerous governmental agencies in the United States, principally the Food and Drug Administration ("FDA"), by state and local governments, and in some instances by foreign governments. Pursuant to the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the pre-clinical and clinical trials, safety, effectiveness, manufacture, labeling, storage, distribution, and promotion of drugs. Product development and approval within the FDA regulatory framework usually takes a significant number of years, involves the expenditure of substantial capital resources and is uncertain.

    U.S. REGULATORY PROCESS

    Before testing in the United States of any compounds with potential therapeutic value in human test subjects may begin, stringent government requirements for preclinical data must be satisfied. Pre-clinical testing includes both IN VITRO and IN VIVO laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Pre-clinical testing results obtained from studies in several animal species, as well as from IN VITRO studies, are submitted to the FDA as part of an investigational new drug application ("IND") and are reviewed by the FDA prior to the commencement of human clinical trials. These pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial (Phase I) studies in human volunteers. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. Once trials have commenced, the FDA may stop the trials by placing them on "clinical hold" because of concerns about, for example, the safety of the product being tested.

    Clinical trials involve the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified investigator, usually a physician, pursuant to an FDA-reviewed protocol. Human clinical trials are typically conducted in three sequential phases, although the phases may overlap with one another. Clinical trials must be conducted under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

    Phase I clinical trials represent the initial administration of the investigational drug to a small group of healthy human subjects or, more rarely, to a group of selected patients with the targeted disease or disorder. The goal of Phase I clinical trials is typically to test for safety (adverse effects), dose tolerance, absorption, biodistribution, metabolism, excretion and clinical pharmacology and, if possible, to gain early evidence regarding efficacy.

    Phase II clinical trials involve a small sample of the actual intended patient population and seek to assess the efficacy of the drug for specific targeted indications, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.

    Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III clinical trials are initiated to establish further clinical safety and efficacy of the investigational drug in a broader sample of the general patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for product labeling. The Phase III clinical development program consists of expanded, large-scale studies of patients with the target disease or disorder, to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen. All of the phases of clinical studies must be conducted in conformance with the FDA's bioresearch monitoring regulations.

    All data obtained from a comprehensive development program including research and product development, manufacturing, pre-clinical and clinical trials and related information are submitted in a new drug application ("NDA") to the FDA and the corresponding agencies in other countries for review and approval. In addition to reports of the trials conducted under the IND application, the NDA includes information pertaining to the preparation of the new drug or antibiotic, analytical methods, details of the manufacture of finished products and proposed product packaging and labeling. Although the FDC Act requires the FDA to review NDAs within 180 days of their filing, in practice longer times may be required. The FDA also frequently requests that additional information be submitted, requiring significant additional review time. Any proposed product of the Company likely would be subject to demanding and time-consuming NDA approval procedures in virtually all countries where marketing of the products is intended. These regulations define not only the form and content of safety and efficacy data regarding the proposed product but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and recordkeeping, labeling, advertising and marketing procedures.

    The FDA has developed two "fast track" policies for certain new drugs, one policy for expedited development and review, and one policy for accelerated approval. The expedited review policy applies to new drug therapies, including antibiotics, that are intended to treat persons with life-threatening and severely-debilitating illnesses, especially where no satisfactory alternative therapy exists. The FDA has defined "severely-debilitating" to mean diseases or conditions that cause major irreversible morbidity. During the developmental stage of drugs that qualify, the FDA expedites consultation and review of these experimental therapies.

    The FDA's accelerated approval policy applies to certain new drug or antibiotic products that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide "meaningful therapeutic benefit to patients over existing treatments." This accelerated approval, or fast track approach, is generally limited to new drugs or antibiotics that treat patients that are unresponsive to, or intolerant of, available therapy, or when there is improved patient response over currently available therapy. The accelerated approval policy is further limited to drugs for which the predictive value of the surrogate endpoint, in terms of clinical outcome, has not been established. At the time of approval, the FDA may grant approval on a surrogate endpoint or an effect on a clinical endpoint other than survival or irreversible morbidity. The FDA may impose certain restrictions on distribution, limiting its use to certain facilities or specialty-trained physicians or making its use contingent on the performance of certain specified medical procedures. Postmarketing studies (Phase IV trials) are usually required to further affirm safety and/or efficacy. However, if an acceptable clinical endpoint has been established, the drug must be evaluated for approval under the traditional (non-fast track) approach.

    The Company is also subject to regulation under other federal laws and regulation under state and local laws, including laws relating to occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control. Although the Company believes that its safety procedures for handling and disposing of radioactive compounds and other hazardous materials used in its research and development activities comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of any such accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

COMPETITION

    The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive.

    In addition, some of the Company's competitors have greater experience than the Company in conducting pre-clinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

EMPLOYEES

    As of June 30, 1997, the Company had 65 full-time employees, 52 of whom were engaged in research and development and 13 of whom were engaged in management, administration and finance. Doctorates are held by 27 of the Company's employees. The Company's employees are not covered by a collective bargaining agreement. The Company has never experienced an employment-related work stoppage and considers its employee relations to be good.

PROPERTIES

    The Company's headquarters and research and development facilities are located in a 24,000 square foot facility leased by the Company in Cambridge, Massachusetts at 24 Emily Street. The Company believes that this space will be adequate for its research and drug development activities through 1998.

SCIENTIFIC ADVISORY BOARD

    The Company has established a Scientific Advisory Board consisting of eight members (including two Company founders and directors) with experience in infectious disease, cell and molecular biology, enzymology, bacterial pathogenesis, medicinal and combinatorial chemistry and genetics. The Scientific Advisory Board meets as a group once per year and members are available individually on an ongoing basis. The Scientific Advisory Board recommends and reviews with the Company novel approaches to drug discovery and development.

    Many of the Company's Scientific Advisory Board members, including several of those identified below, have purchased shares of Common Stock. Members of the Scientific Advisory Board have entered into consulting agreements with the Company but are not employees of the Company.

    The members of the Company's Scientific Advisory Board are:

    R. ALAN B. EZEKOWITZ, M.D., PH.D. is Chief of Pediatrics at Massachusetts General Hospital and Professor of Pediatrics at Harvard Medical School. He is known for his work on molecular biology and cell biology of macrophages and pattern recognition of foreign molecules in host defenses. He consults with the Company on opportunistic infections in immunocompromised patients, particularly
P. CARINII. Dr. Ezekowitz received his M.B.Ch.B. (equivalent to an M.D.) from University of Cape Town, Republic of South Africa and received his Ph.D. in Immunology from University of Oxford.

    DAVID C. HOOPER, M.D. is an Associate Physician and Associate Chief of the Infection Control Unit at Massachusetts General Hospital as well as an Associate Professor of Medicine at Harvard Medical School. Dr. Hooper is known for his studies on the mechanism of action and resistance in fluoroquinolones. He is a clinical investigator in infectious disease and consults with the Company on infectious disease clinical problems, antiinfective resistance and mechanisms of action of antiinfective agents. Dr. Hooper received his B.A. in Microbiology from the University of Texas at Austin and his M.D. from Washington University School of Medicine.

    K.C. NICOLAOU, PH.D. is Chairman of the Department of Chemistry and a Professor of Chemistry at The Scripps Research Institute. Dr. Nicolaou is an expert on the total synthesis of biologically active natural products such as macrolides, ionophores, eiconsanoids, saccharides, glycoconjugates and other plant, bacterial, marine natural products. He consults with the Company on organic and natural product synthesis. Dr. Nicolaou received his B.Sc. and Ph.D. in Chemistry from the University of London.

    JOANNE STUBBE, PH.D. is a Professor of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Stubbe's work has made several important contributions to elucidate enzyme mechanisms, the design of suicide inhibitors, mechanism of cleavage of DNA by antitumor agents, purine biosynthesis and mechanism of DNA repair enzymes. She consults with the Company on enzyme kinetics and assay development. Dr. Stubbe received her B.A. in Chemistry from the University of Pennsylvania and her Ph.D. in Organic Chemistry from the University of California, Berkeley.

    JACK SZOSTAK, PH.D. is a Professor of Genetics at Harvard Medical School and a Molecular Biologist at Massachusetts General Hospital. He is an expert in molecular biology and is known for his work on ribozymes. He consults with the Company on molecular biology and assay development. Dr. Szostak received his B.Sc. in Cell Biology from McGill University and his Ph.D. in Biochemistry from Cornell University.

    ANDREW WRIGHT, PH.D. is a Professor of Molecular Biology at Tufts University School of Medicine. Dr. Wright is an expert on the regulation of transcription in prokaryotes and the study of pathogenic mechanisms in HAEMOPHILLUS INFLUENZAEand HELICOBACTER PYLORI. He consults with the Company on molecular biology and assay development. Dr. Wright received his B.S. in Chemistry and his Ph.D. in Biochemistry from the University of Edinburgh, Scotland.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The executive officers, key employees and directors of the Company are as follows:

                           NAME                                  AGE                         POSITION
-----------------------------------------------------------      ---      -----------------------------------------------
Scott M. Rocklage, Ph.D.(5)................................      43       President, Chief Executive Officer and Director
Mark P. Carthy.............................................      37       Vice President and Chief Business Officer
Francis P. Tally, M.D......................................      57       Vice President, Drug Development and Medical
                                                                            Affairs
Thomas A. Shea.............................................      37       Director of Finance & Administration, Treasurer
Philip A. Wendler, Ph.D....................................      43       Senior Director of Biology
Susan K. Whoriskey, Ph.D...................................      38       Director, Scientific Licensing
John K. Clarke(2)(5).......................................      43       Chairman of the Board of Directors
Paul R. Schimmel, Ph.D.(5).................................      57       Director
Julius Rebek, Jr., Ph.D.(4)................................      53       Director
Ellen M. Feeney(1)(2)(3)...................................      37       Director
Terrance G. McGuire(1)(3)..................................      41       Director
Barry Bloom, Ph.D.(1)(4)...................................      69       Director
George Conrades(2)(4)......................................      58       Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Class I Director--term expires in 2000

(4) Class II Director--term expires in 1998

(5) Class III Director--term expires in 1999

    DR. ROCKLAGE has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since July 1994. From 1990 to 1994, Dr. Rocklage served as President and Chief Executive Officer of Nycomed Salutar, Inc., a diagnostic imaging company. From 1992 to 1994, he also served as President and Chief Executive Officer and Chairman of Nycomed Interventional, Inc., a medical device company. From 1986 to 1990, he served in various positions at Salutar, Inc., a diagnostic imaging company and was responsible for designing and implementing research and development programs that resulted in three drug products in human clinical trials, including the approved drug Omniscan. Dr. Rocklage received his B.S. in Chemistry from the University of California, Berkeley and his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

    MR. CARTHY has served as Vice President and Chief Business Officer since April 1997. Mr. Carthy joined Cubist from Vertex Pharmaceuticals where he served most recently as Senior Director of Business Development. Prior to joining Vertex, Mr. Carthy managed the chemical filtration business for Millipore and was a member of the Mergers and Acquisitions Department at Shearson Lehman Hutton. Mr. Carthy holds a Masters Degree in Chemical Engineering from the University of Missouri and a Masters in Business Administration from Harvard Business School.

    DR. TALLY has served as Vice President, Drug Development and Medical Affairs since January 1997. From March 1995 to January 1997, he served the Company as Vice President of Research and Development. From 1986 to 1995, he served as Executive Director of Infectious Disease, Molecular Biology and

Natural Products Research at the Lederle Laboratories of American Cyanamid/American Home Products, where he was responsible for worldwide clinical studies for piperacillin/tazobactam which was registered for sales in Europe in 1992, approved by the FDA in 1993 and marketed as Zosyn. From 1975 to 1986, he served as Senior Physician in Infectious Disease at the New England Medical Center and Associate Professor of Medicine at Tufts Medical Center. Dr. Tally received his A.B. in Biology from Providence College and his M.D. from George Washington University School of Medicine.

    MR. SHEA has served as Treasurer and Chief Accounting Officer since June 1996 and has served as Director of Finance and Administration since September 1993. From 1987 to 1993, he served as Manager of Accounting/MIS and Budget and Financial Analyst at ImmuLogic Pharmaceutical Corporation, a biotechnology company. Mr. Shea received his B.S. in Accounting/Law from Babson College and his M.B.A. from Suffolk University.

    DR. WENDLER has served as Senior Director of Biology since January 1997. From 1994 to 1996, Dr. Wendler served the Company as Director of Pharmacology. From 1988 to 1994, he served in various scientific positions at Sandoz Chemicals Biotech Research Corporation. Dr. Wendler received his B.S. in Biochemistry from Trinity College and his Ph.D. in Biological Science (Biochemistry) from the University of Rhode Island.

    DR. WHORISKEY has served as Director, Scientific Licensing since January 1997. From 1993 to 1996, she served the Company as a Research Scientist; Group Leader of Molecular Biology and Director of Molecular Biology. From 1989 to 1993, she was a Research Fellow in the Department of Genetics at Harvard Medical School. Dr. Whoriskey received her B.S. in Microbiology from the University of Massachusetts, Amherst and her Ph.D. from the Molecular Biology Institute at the University of California, Los Angeles.

    MR. CLARKE is a founder of the Company and has served as Chairman of the Board of Directors since its incorporation. From May 1992 to June 1994, Mr. Clarke served as acting President and Chief Executive Officer of the Company. Since 1982, he has been a general partner of DSV Management in Princeton, New Jersey, the general partner of DSV Partners IV ("DSV"). He is a founder and director of Alkermes, Inc. and DNX, Inc., biotechnology companies. Mr. Clarke received his B.A. in Biology and Economics from Harvard College and his M.B.A. from The Wharton School of the University of Pennsylvania.

    DR. SCHIMMEL is a scientific founder of the Company and has served as a director of the Company since its incorporation. Since August 1997, he has served as Professor and Member of The Scripps Research Institute and The Skaggs Institute for Chemical Biology. From 1967 through August 1997, he served as a Professor of Biochemistry and Biophysics at the Massachusetts Institute of Technology and from 1992 through August 1997, he was the John D. and Catherine
T. MacArthur Professor of Biochemistry and Biophysics. Dr. Schimmel is an expert in molecular biology, protein translation and aminoacyl-tRNA synthetases. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel was a founder and is a director of Repligen Corporation and Alkermes, Inc., biotechnology companies. Dr. Schimmel received his A.B. in Pre-Medicine from Ohio Wesleyan University and his Ph.D. in Biochemistry from the Massachusetts Institute of Technology.

    DR. REBEK is a scientific founder of the Company and has served as a director of the Company since its incorporation. Since July 1996, he has served as the Director of the Institute for Chemical Biology at The Scripps Research Institute. From 1989 to June 1996, Dr. Rebek served as Professor of Chemistry at the Massachusetts Institute of Technology, and from 1991 to June 1996, he served as the Camille Dreyfus Professor of Chemistry. Dr. Rebek is an expert in synthetic organic chemistry, molecular recognition and combinatorial chemistry. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Rebek serves on the Scientific Advisory Board of Procept, Inc., a biotechnology company. He is also a Founding Member of the Scientific Advisory Board of Darwin Molecular, Inc., a genomics company. Dr. Rebek received his B.S. in Chemistry from the University of Kansas and his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

    MS. FEENEY has served as a director of the Company since September 1993. Since 1991, she has served as a principal of Weiss, Peck & Greer, L.L.C., and since 1989, she has been a General Partner of WPG Venture Partners II, L.P., the general partner of WPG Enterprise Fund, L.P. ("WPG Enterprise"), Weiss, Peck & Greer Venture Associates II, L.P. ("WPG Venture") and WPG Venture Advisers, L.P., the adviser of Weiss, Peck & Greer Venture Associates II (Overseas), L.P. ("WPG Overseas"). Ms. Feeney is a director of Heartstream, Inc., a medical device company, and several private health care companies. Ms. Feeney received her B.S. in Biology and Philosophy from Duke University and her M.S. in Human Genetics from the University of California, Davis.

    MR. MCGUIRE has served as a director of the Company since September 1993. Since 1995, he has been a Founding General Partner of Polaris Venture Partners, and since 1989, has served as a general partner of Beta Partners Limited Partnership, each of which is a venture capital firm. Since 1992, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership ("Alta"), a fund associated with Burr, Egan, Deleage & Co. He is a director of Integ, Inc., a diagnostic company, and several private health care companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his M.B.A. from the Harvard Business School.

    DR. BLOOM has served as a director of the Company since September 1993. Dr. Bloom has more than 40 years experience in the pharmaceutical industry. From 1952 to 1993, Dr. Bloom served in various positions at Pfizer Inc, including Executive Vice President of Research & Development. He is a director of Vertex Pharmaceuticals, Inc. and Neurogen Corp., biotechnology companies, Southern New England Telecommunications Corporation, Catalytica Fine Chemicals, Inc., a chemical manufacturer and supplier, and Incyte Pharmaceuticals, Inc., a genomics company. Dr. Bloom received his S.B. in Chemistry and his Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology.

    MR. CONRADES has served as a director of the Company since June 1996. Since 1994, he has served as President and Chief Executive Officer of BBN Corporation, a corporation providing Internet services and research and development and he has served as Chairman since 1995. From 1961 to 1992, Mr. Conrades served in various positions at IBM, including Senior Vice President, Corporate Marketing and Services. He is a member of the Board of Directors of Westinghouse, Inc. and CRA Managed Care, Inc. Mr. Conrades received his B.A. in Physics and Mathematics from Ohio Wesleyan University and his M.B.A. from the University of Chicago.

BOARD OF DIRECTORS

    The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which time their respective successors are elected and qualified. Barry Bloom, George Conrades and Julius Rebek, Jr. serve in the class whose term expires in 1998; and John K. Clarke, Scott M. Rocklage and Paul R. Schimmel serve in the class whose term expires in 1999; Ellen M. Feeney and Terrance G. McGuire serve in the class whose term expires in 2000. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.

    The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the Plan, and performs such other duties as may from time to time be determined by the Board of Directors.

DIRECTOR COMPENSATION

    In 1996, the Company paid $5,000 to Dr. Bloom in connection with attendance at meetings of the Board of Directors. No other director has received compensation for his or her service on the Board of Directors or any committee thereof, except that in May and June of 1996, the Company has granted to each non-employee director a nonstatutory stock option exercisable for 7,142 shares at an exercise price of $1.96 and $5.95, respectively. See "Certain Transactions."

    In 1997, Dr. Bloom and Mr. Conrades will receive a fee of $1,000 for each Board meeting attended and will be reimbursed for expenses incurred in connection with their attendance. In addition, upon first joining the Board each director who is not an officer or employee of the Company will be granted automatically a stock option exercisable for 7,000 shares of Common Stock at fair market value, and each time that he or she is serving as a director on the business day immediately following an annual meeting of stockholders, such director will be automatically granted on such business day a stock option exercisable for 700 shares of Common Stock at fair market value. See "Amended and Restated 1993 Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company during the fiscal year ended December 31, 1996 to the Chief Executive Officer and its other two most highly compensated executive officers (the "Named Executive Officers") whose 1996 compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION                          AWARDS
                                      -------------------------------------------  -------------------------------
                                                                                   SECURITIES
              NAME AND                                           OTHER ANNUAL      UNDERLYING       ALL OTHER
         PRINCIPAL POSITION           SALARY($)(1) BONUS($)   COMPENSATION($)(2)     OPTIONS    COMPENSATION($)(3)
------------------------------------  -----------  ---------  -------------------  -----------  ------------------
Scott M. Rocklage...................   $ 206,539   $  65,000       $   6,072           96,038       $   25,442
  President, Chief Executive Officer
  and Director
Francis P. Tally....................   $ 220,000   $  11,770       $   8,258              245           --
  Vice President, Drug Development
  and Medical Affairs
Arthur F. Kluge (4).................   $ 150,770      --              --               14,530           --
  Vice President of Chemistry

------------------------

(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan.

(2) Other Annual Compensation consists of long-term disability insurance premiums paid by the Company on behalf of the Named Executive Officer.

(3) The Company forgave $24,442 of principal and accrued interest owed by Dr. Rocklage under certain promissory notes. See "Certain Transactions." Also includes the Company's matching contributions under the Company's 401(k) Plan.

(4) Dr. Kluge resigned from the Company in August 1997 and options for 45,480 shares were terminated.

    The following table sets forth certain information with respect to grants of stock options under the Plan to the Named Executive Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     NUMBER OF       PERCENT
                                                    SECURITIES      OF TOTAL
                                                    UNDERLYING       OPTIONS
                                                      OPTIONS      GRANTED TO      EXCERSIXE                GRANT DATE
                                                      GRANTED     EMPLOYEES IN      OR BASE    EXPIRATION     PRESENT
NAME                                                (SHARES)(1)    FISCAL 1996       PRICE        DATE       VALUE(2)
--------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
Scott M. Rocklage.................................      95,793          29.35%     $    1.96      5/28/06    $  42,426
                                                           245            .08%     $    6.00     12/13/06          962
Francis P. Tally..................................         245            .08%     $    6.00     12/13/06          962
Arthur F. Kluge(3)................................      14,285           4.37%     $    1.96      5/28/06        6,300
                                                           245            .08%     $    6.00     12/13/06          962

------------------------

(1) Each option is exercisable in 16 equal quarterly installments, and has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The options are exercisable during the holder's lifetime only by the holder and they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.

(2) Based on the Black-Scholes pricing model suggested by the Securities and Exchange Commission. The estimated values under that model are based on arbitrary assumptions as to variables such as stock price volatility, projected future dividend yield and interest rates, discounted for lack off marketability and potential forfeiture due to vesting schedule. The estimated values above use the following significant assumptions: volatility--.86; dividend yield--0%; the average life of the options--4 years; risk-free interest rate--yield to maturity of 10-year treasury note at grant date--6.09%. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated using a modified Black-Scholes model.

(3) Arthur F. Kluge resigned from the Company in August 1997 and options for 45,480 shares were terminated.

    The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1996 and (ii) the value of unexercised in-the-money options (options for which the fair market value of the Common Stock exceeds the exercise price) as of December 31, 1996. In fiscal 1996, there were no option exercises by the Named Executive Officers.

                      OPTION EXERCISES IN LAST FISCAL YEAR

                                                              NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                            OPTIONS AT DECEMBER 31,          AT DECEMBER 31,
                                                                    1996(#)                     1996($)(1)
NAME                                                       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------  ------------------------------  ------------------------
Scott M. Rocklage......................................          15,545/94,778             $ 70,244/$411,730
Francis P. Tally.......................................              0/245                 $      0/$31
Arthur F. Kluge(2).....................................            893/58,815              $  3,720/$314,924

------------------------

(1) Based on the difference between the exercise price of each option and the last reported sales price of the Company's Common Stock on the NASDAQ-NMS on December 31, 1996 of $6.125.

(2) Mr. Kluge resigned from the Company in August 1997 and options for 45,480 shares were terminated.

AMENDED AND RESTATED 1993 STOCK OPTION PLAN

    The Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. All employees of the Company are eligible for stock options under the Plan in amounts and at prices determined by the Compensation Committee, provided that, in the case of Incentive Stock Options, the price will not be less than 100% of the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock.

    Each director who is not an officer or employee of the Company (a "Non-Employee Director") who is first elected to the Board of Directors during the term of the Plan receives, on the director's election date, an option to purchase 7,000 shares of Common Stock. In addition, each time that a Non-Employee Director is serving as a director on the business day immediately following an annual meeting of stockholders, he or she will be automatically granted on such business day a stock option exercisable for 700 shares of Common Stock at fair market value, which will become exercisable in four equal installments on the last day of each subsequent fiscal quarter if the optionee remains a director on that date.

    The Plan is administered by the Compensation Committee. The Compensation Committee selects participants (other than for automatic grants to Non-Employee Directors as set forth in the Plan) and, in a manner consistent with the terms of the Plan, determine the number and duration of the options to be granted and the terms and conditions of the option agreements. The Compensation Committee has the right to alter, amend or revoke the Plan.

    The Plan provides that each outstanding option will immediately become fully exercisable upon a "Change in Corporate Control" of the Company, as defined in the Plan. A "Change in Corporate Control" includes the acquisition by any third party (as hereinafter defined), directly or indirectly, of more than 80% of the Common Stock outstanding at the time, without the prior approval of the Company's Board of Directors. A "third party" for purposes of the foregoing means any person other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries together with any of such person's "affiliates" and "associates" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

    A total of 1,500,000 shares of Common Stock of the Company is reserved for issuance under the Plan. The maximum number of shares will increase, effective as of January 1, 1998 and each January 1 thereafter during the term of the Plan, by an additional number of shares of Common Stock equal to 15% of the excess, if any, of (i) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the preceding year over (ii) the total number of shares of Common Stock and Common Stock equivalents issued and outstanding as of the close of business on December 31 of the year prior to such preceding year. The maximum number of shares that may be subject to incentive stock options granted under the Plan is 3,000,000 shares, and the maximum number of shares that may be subject to stock options granted to any person (including Non-Employee Directors) under the Plan in a given year is 500,000 shares.

    Incentive Stock Options granted under the Plan are not transferable except by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee. Nonstatutory stock options granted under the Plan are not transferable except by will or the laws of descent and distribution and except that nonstatutory stock options may be transferred if and to the extent authorized by the Compensation Committee.

401(K) PLAN

    The Company has implemented a retirement savings plan (the "401(k) Plan"), which covers all full-time employees. Pursuant to the 401(k) Plan, an employee may elect to reduce his or her current compensation by up to 15% (subject to certain overall dollar limits) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan allows employees with two months continuous service to make certain tax-deferred voluntary contributions, which the Company generally intends to match with a 1.5% contribution, but in any event not to exceed $500. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees, and earned income thereon, are not taxable to employees until withdrawn from the 401(k) Plan. The administrator of the 401(k) Plan will invest each employee's account at the direction of each such employee, who can choose among certain investment alternatives provided.

EMPLOYMENT AGREEMENT

    Dr. Rocklage, the Company's President and Chief Executive Officer, is employed pursuant to an employment agreement with the Company, dated June 20, 1994 (the "Employment Agreement"). Under the terms of the Employment Agreement, Dr. Rocklage will receive an annual base salary in 1997 of $225,000 and is entitled to a performance bonus of up to $100,000 subject to review by the Company's Board of Directors, upon the Company's achievement of certain milestones for such year that have been mutually agreed upon by Dr. Rocklage and the Board of Directors prior to the commencement of such fiscal year. Pursuant to the terms of the Employment Agreement, on July 21, 1994 the Company granted to Dr. Rocklage a stock option exercisable for 188,121 shares of the Company's Common Stock at an exercise price of $0.35 per share, and sold to Dr. Rocklage 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis). To purchase the shares of Series B Convertible Preferred Stock and to exercise his option, Dr. Rocklage issued two promissory notes to the Company. See "Certain Transactions." The Employment Agreement also provides Dr. Rocklage with medical insurance and other fringe benefits. Dr. Rocklage's employment with the Company may be terminated by the Company at any time by giving written notice of termination and may be terminated by Dr. Rocklage at any time upon thirty days' written notice of termination. Upon any termination by the Company of Dr. Rocklage's employment without cause, Dr. Rocklage is entitled to severance pay in an amount equal to three months of his then current annual base salary.

    None of the Company's other executive officers has entered into an employment agreement with the Company. See "Risk Factors--Dependence on Key Personnel."

COMPENSATION COMMITTEE INTERLOCKS

    As of July 1996, the members of the Compensation Committee of the Board of Directors are Mr. Clarke, Mr. Conrades and Ms. Feeney, none of whom is an employee of the Company.

                              CERTAIN TRANSACTIONS

    In August 1993, the Company sold an aggregate of 14,270,000 shares of its Series B Convertible Preferred Stock (convertible into 2,038,571 shares of Common Stock), at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis) to a group of stockholders, including DSV, Alta, WPG Enterprise, WPG Venture, and Interwest Partners V, L.P. ("Interwest"), Dr. Schimmel, Dr. Rebek, and the Julius Rebek, Jr. Retirement Plan. Mr. Clarke, a director of the Company, is a general partner of DSV Management, the general partner of DSV. Ms. Feeney, a director of the Company, is a general partner of WPG Venture Partners II, L.P., the general partner of WPG Enterprise and WPG Venture. Mr. McGuire, a director of the Company, is a general partner of Alta V Management Partners, L.P., the general partner of Alta. Dr. Schimmel and Dr. Rebek are directors of the Company. The Julius Rebek, Jr. Retirement Plan is an affiliate of Dr. Rebek.

    In August 1993, Dr. Schimmel executed a promissory note to the Company in the amount of $250,000 with a 4% annual interest rate in connection with his purchase of Series B Convertible Preferred Stock. This note has been paid in full.

    In June 1994, the Company entered into an Employment Agreement with Dr. Rocklage, President, Chief Executive Officer and a director of the Company. See "Management Employment Agreement." In consideration for the performance of services by Dr. Rocklage under the Employment Agreement, the Company granted to Dr. Rocklage an incentive stock option to purchase 188,121 shares of Common Stock, at a purchase price of $0.35, the fair market value of the Common Stock on the date of grant. Dr. Rocklage purchased 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock), at a purchase price of $0.50 per share ($3.50 per share on an as-converted basis). In July 1994, Dr. Rocklage executed a promissory note to the Company in the amount of $131,685 with a 4% annual interest rate to purchase his shares of Series B Convertible Preferred Stock. This note is secured by 263,370 shares of Series B Convertible Preferred Stock (convertible into 37,624 shares of Common Stock). In November 1994, Dr. Rocklage executed a promissory note to the Company in the amount of $65,842 with a 4% annual interest rate in connection with the exercise of his stock option agreement. Two-thirds of the principal and interest on the promissory note has been forgiven and the remainder will be forgiven on November 28, 1997.

    In December 1994, the Company consummated a financing in which it issued Convertible Demand Promissory Notes in the aggregate principal amount of $1,000,000 (the "Notes") to a group of existing investors including DSV, Alta, WPG Enterprise, WPG Venture and Interwest.

    In February 1995, the Company sold an aggregate of 9,428,644 shares of its Series C Convertible Preferred Stock (convertible into 1,346,949 shares of Common Stock), at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis) to a group of existing investors, including DSV, Alta, WPG Enterprise, WPG Venture and Interwest. The purchase price of the Series C Convertible Preferred Stock was paid in part by the conversion and cancellation of the Notes (plus accrued interest) previously issued by the Company to certain investors.

    In May 1995, the Company issued a warrant to each of Dr. Schimmel and Dr. Rebek to purchase 120,000 shares of Series C Convertible Preferred Stock (convertible into 17,142 shares of Common Stock), at an exercise price of $0.60 per share ($4.20 per share on an as-converted basis). On October 23, 1996, the Company amended the warrants issued to Drs. Rebek and Schimmel to extend the expiration date of such warrants from the effectiveness of the Offering to May 15, 2005, and to provide that the warrants will vest in four equal annual installments commencing upon the first anniversary of their grant date.

    In May 1995, the Company sold an aggregate of 5,589,169 shares of its Series C Convertible Preferred Stock (convertible into 798,452 shares of Common Stock), at a purchase price of $0.60 per share ($4.20 per share on an as-converted basis) to a group of new investors, including H&Q Healthcare Investors, H&Q Life Sciences Investors, and Rovent II Limited Partnership.

    In May 1996, the Company granted to certain of its officers stock options under the Plan exercisable for an aggregate of 126,507 shares of Common Stock at an exercise price of $1.96 per share, and the Company granted to certain of its directors stock options exercisable for an aggregate of 42,857 shares of Common Stock at an exercise price of $1.96 per share.


    In June 1996, the Company sold a total of 2,816,902 shares of Series D Convertible Preferred Stock (convertible into 402,414 shares of Common Stock), at a purchase price of $1.42 per share ($9.94 per share on an as-converted basis), to Bristol-Myers Squibb. In addition, the Company issued 264,252 shares of Common Stock to Bristol-Myers Squibb on October 25, 1996 pursuant to certain antidilution rights of Bristol-Myers Squibb.


    In June 1996, the Company granted George Conrades, a director of the Company, a stock option exercisable for 7,142 shares of Common Stock at an exercise price of $5.95 per share.

    In May 1997, in consideration for the performance of services by Mark Carthy, Vice President and Chief Business Officer of the Company, the Company granted to Mr. Carthy an incentive stock option to purchase 200,000 shares of Common Stock, at a purchase price of $8.00, the fair market value of the Common Stock on the date of grant. Mr. Carthy exercised his incentive stock option to purchase 10,000 shares of Common Stock, at a purchase price of $8.00 per share. In May 1997, Mr. Carthy executed a promissory note to the Company in the amount of $80,000 with a 4% annual interest rate to purchase those shares of Common Stock. This note is secured by those 10,000 shares of Common Stock. The principal and interest on the promissory note will be forgiven in three equal installments on April 11, 1998, April 11, 1999 and April 11, 2000.

    In July 1997, the Company issued and sold an aggregate of 816,327 shares of Common Stock to International Biotechnology Trust plc ("IBT") at a purchase price of $6.125 per share. Pursuant to the Stock Purchase Agreement entered into between the Company and IBT with respect to such sale, IBT has acquired the right to nominate one nominee, and the Company has agreed to use its best efforts to elect such nominee, to the Company's Board of Directors.

    For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see "Management--Director Compensation" and "--Employment Agreement."

    The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

    The Company has adopted a policy, effective following the consummation of this Offering, that all future transactions between the Company and its officers, directors and affiliates must (i) be approved by a majority of those members of the Company's Board of Directors that are not parties, directly or indirectly through affiliates, to such transactions and (ii) be on terms no less favorable to the Company than could be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 15, 1997, by (i) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, (iv) all current directors and executive officers as a group and (v) each other Selling Stockholder. The information provided in the table below with respect to each Selling Stockholder has been obtained from such Selling Stockholder. Except as otherwise disclosed below, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Stockholders may sell all or some portion of the shares of Common Stock beneficially owned by them, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by the Selling Stockholders after the consummation of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided to the Company the information regarding the shares of Common Stock beneficially owned by them, all or a portion of the shares of Common Stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.



                                                                                     SHARES
                                                                               BENEFICIALLY OWNED
                                                                              PRIOR TO OFFERING(1)       NUMBER
                                                                             -----------------------    OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                           NUMBER      PERCENT    BEING OFFERED
---------------------------------------------------------------------------  ----------  -----------  -------------
5% STOCKHOLDERS

DSV Partners IV(2).........................................................   1,745,727        16.4%       --
  221 Nassau Street
  Princeton, NJ 08542

International Biotechnology Trust plc......................................   1,116,327        10.5%      816,327
  Five Arrows House
  St. Swithin's Lane
  London EC4N 8NR
  ENGLAND

Entities affiliated with

Burr, Egan, Deleage & Co.(3)...............................................     988,586         9.3%       --
  One Post Office Square, Suite 3800
  Boston, MA 02109

Entities affiliated with
H&Q Capital Management(4)..................................................     918,738         8.6%      163,267
  50 Rowes Wharf
  Boston, MA 02110

Entities affiliated with
Interwest Management Partners(5)...........................................     890,104         8.4%       --
  300 Sandhill Road
  Building 3, Suite 255
  Menlo Park, CA 94025-7112

Entities affiliated with
Weiss, Peck & Greer, L.L.C(6)..............................................     794,535         7.5%       --
  555 California Street, Suite 4760
  San Francisco, CA 94104

                                                                                     SHARES
                                                                               BENEFICIALLY OWNED
                                                                              PRIOR TO OFFERING(1)       NUMBER
                                                                             -----------------------    OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                                           NUMBER      PERCENT    BEING OFFERED
---------------------------------------------------------------------------  ----------  -----------  -------------
Bristol-Myers Squibb Company...............................................     666,666         6.3%       --
  P.O. Box 4000
  Princeton, NJ 08543

NAMED EXECUTIVE OFFICERS
Scott M. Rocklage(7).......................................................     273,854         2.6%       --
Mark P. Carthy(8)..........................................................      21,875       *            --
Francis P. Tally(9)........................................................      92,904       *            --
Arthur F. Kluge(10)........................................................      30,478       *            --
Thomas A. Shea(11).........................................................      15,804       *            --
DIRECTORS
John K. Clarke(12).........................................................   1,745,727        16.4%       --
Paul R. Schimmel(13).......................................................     296,514         2.8%      285,713
Julius Rebek, Jr.(14)......................................................     234,657         2.2%       --
Ellen M. Feeney(15)........................................................     794,535         7.5%       --
Terrance G. McGuire(16)....................................................     988,586         9.3%       --
Barry Bloom(17)............................................................      13,730       *            --
George Conrades(18)........................................................       2,230       *            --
All executive officers and directors
  as a group (11 persons)(19)..............................................   4,518,479        42.4%      285,713


------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of August 15, 1997, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) Includes 1,743,497 shares held by DSV. Also includes 2,230 shares of Common Stock which John K. Clarke has the right to acquire within 60 days of August 15, 1997 upon the exercise of stock options. Mr. Clarke, Chairman of the Board of Directors of the Company, is a general partner of DSV Management. DSV Management is the general partner of DSV and, as such, shares voting and investment power with respect to the shares owned by DSV. DSV Management disclaims beneficial ownership of the shares owned by DSV except to the extent of its proportionate partnership interest in DSV.


(3) Includes 976,098 shares held by Alta V Limited Partnership ("Alta") and 10,258 shares held by Customs House Partners. Also includes 2,230 shares of Common Stock which Terrance G. McGuire has the right to acquire within 60 days of August 15, 1997 upon the exercise of stock options. Mr. McGuire, a director of the Company, is a general partner of Alta V Management Partners, L.P. the general partner of Alta. As a general partner, Mr. McGuire may be deemed to share voting and investment powers with respect to the shares held by Alta. Mr. McGuire disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interests therein. Mr. McGuire disclaims beneficial ownership to all shares held by Custom House Partners.



(4) Consists of 528,055 shares held by H&Q Healthcare Investors and 390,683 shares held by H&Q Life Sciences Investors. H&Q Capital Management, Inc. is the general partner of H&Q Healthcare Investors and H&Q Life Sciences Investors and as such H&Q Capital Management, Inc. shares voting and investment power with respect to the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors. H&Q Capital Management, Inc. may be deemed to beneficially own all of the shares owned by H&Q Healthcare Investors and H&Q Life Sciences Investors although H&Q Capital Management, Inc. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of H&Q Healthcare Investors and H&Q Life Sciences Investors.



(5) Includes 883,360 shares held by Interwest Partners V, L.P. ("Interwest") and 5,852 shares held by Interwest Investors V. Also includes 892 shares of Common Stock which Arnold Oronsky has the right to acquire within 60 days of August 15, 1997 upon the exercise of stock options. Mr. Oronsky, a consultant to the Company, is a general partner of Interwest Management Partners V. Interwest Management Partners V is the general partner of Interwest and as such Interwest Management Partners V shares voting and investment power with respect to the shares owned by Interwest. Interwest Management Partners V disclaims beneficial ownership of the shares owned by Interwest except to the extent of its proportionate direct partnership interests in Interwest.



(6) Includes 421,190 shares held by WPG Enterprise Fund, L.P. ("WPG Enterprise"), 304,404 shares held by WPG Venture Associates II, L.P. ("WPG Venture") and 66,711 shares held by Weiss, Peck & Greer Venture Associates II (Overseas), L.P. ("WPG Overseas" and together with WPG Enterprise and WPG Venture, the "WPG Group"). Also includes 2,230 shares of Common Stock which Ellen M. Feeney has the right to acquire within 60 days of August 15, 1997 upon the exercise of stock options. Ms. Feeney, a director of the Company, is a general partner of WPG Ventures Partners II, L.P. WPG Venture Partners II, L.P. is the general partner of WPG Enterprise and WPG Venture is the investment adviser of WPG Overseas. In such capacities, WPG Venture Partners II, L.P. shares voting and investment control with respect to the shares owned by the WPG Group. WPG Venture Partners II, L.P. disclaims beneficial ownership except to the extent of its proportionate partnership interest in each of the partnerships in the WPG Group. Ms. Feeney is a general partner of WPG Ventures Partners II, L.P.


(7) Includes 36,231 shares of Common Stock which Dr. Rocklage has the right to acquire within 60 days of August 15, 1997 upon exercise of stock options.

(8) Includes 11,875 shares of Common Stock which Mr. Carthy has the right to acquire within 60 days of August 15, 1997.

(9) Includes 47 shares of Common Stock which Dr. Tally has the right to acquire within 60 days of August 15, 1997.

(10) Dr. Kluge resigned from the Company on August 8, 1997.

(11) Includes 8,662 shares of Common Stock which Mr. Shea has the right to acquire within 60 days of August 15, 1997.

(12) Includes shares held by DSV. Mr. Clarke, Chairman of the Board of Directors of the Company, is a general partner of the general partner of DSV. Mr. Clarke, together with the other general partners of DSV Management, share voting and investment control with respect to the shares owned by DSV. Mr. Clarke may been deemed to beneficially own the shares held by DSV although he disclaims beneficial ownership except to the extent of his proportionate partnership interest therein. Includes 2,230 shares of Common Stock which Mr. Clarke has the right to acquire within 60 days of August 15, 1997.

(13) Includes 10,801 shares of Common Stock which Dr. Schimmel has the right to acquire within 60 days of August 15, 1997 upon the exercise of stock options, and 65,714 shares held by the Paul R. Schimmel Profit-Sharing Plan.



(14) Includes 10,801 shares of Common Stock which Dr. Rebek has the right to acquire within 60 days of August 15, 1997 upon the exercise of his stock options and 3,857 shares held by the Julius Rebek, Jr. Retirement Plan, over which Dr. Rebek has sole voting power and beneficial ownership. Also includes 21,999 shares owned by Dr. Rebek's wife and 53,571 shares owned by the Julius Rebek, Jr. Family Trust. Dr. Rebek disclaims beneficial ownership of all shares owned by his wife and the Julius Rebek, Jr. Family Trust.


(15) Includes shares held by WPG Enterprise, WPG Venture and Weiss, Peck & Greer Venture Associates II (Overseas), L.P. (the "WPG Group"). Ms. Feeney, a director of the Company, is the general partner of WPG Enterprise, WPG Venture and Weiss, Peck & Greer Venture Associates II (Overseas), L.P. Ms. Feeney, together with the other general partners of WPG Venture Partners II, L.P., share voting and investment control with respect to the shares owned by the WPG Group. Ms. Feeney may been deemed to beneficially own the shares held by the WPG Group although she disclaims beneficial ownership except to the extent of her proportionate partnership interest therein. Includes 2,230 shares of Common Stock which Ms. Feeney has the right to acquire within 60 days of August 15, 1997.


(16) Includes shares held by Alta and Custom House Partners. Mr. McGuire, a director of the Company, is a general partner of the general partner of Alta. Mr. McGuire, together with the principals of Burr, Egan, Deleage & Co., share voting and investment control with respect to the shares owned by Alta. Mr. McGuire may been deemed to beneficially own the shares held by the Alta although he disclaims beneficial ownership except to the extent of his proportionate pecuniary interest therein. Mr. McGuire disclaims all beneficial ownership to the shares of Custom House Partners. Includes 2,230 shares of Common Stock which Mr. McGuire has the right to acquire within 60 days of August 15, 1997.


(17) Includes 6,588 shares of Common Stock which Dr. Bloom has the right to acquire within 60 days of August 15, 1997 upon exercise of stock options.

(18) Includes 2,230 shares of Common Stock which Mr. Conrades has the right to acquire within 60 days of August 15, 1997.

(19) Includes 93,925 shares of Common Stock which all Directors and executive officers have the right to acquire within 60 days of August 15, 1997 upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK


    The Company is authorized to issue 25,000,000 shares of Common Stock, $0.001 par value per share, of which 10,551,391 shares are issued and outstanding, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding.


COMMON STOCK


    The Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") authorizes the issuance of up to 25,000,000 shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.


    As of August 15, 1997, there were 10,551,391 shares of Common Stock outstanding held by 142 stockholders.

PREFERRED STOCK

    The Restated Certificate authorizes a class of undesignated preferred stock consisting of 5,000,000 shares, $0.001 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Common Stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

    As of June 30, 1997, there were outstanding warrants and investment options exercisable for up to 86,619 shares of Common Stock. Such warrants have expiration dates ranging from 2003 to 2005 and have a weighted average exercise price equal to $4.04. The holders of the warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of their respective warrants. See "Registration Rights."

REGISTRATION RIGHTS


    Certain persons and entities have rights with respect to the registration of approximately 6,102,795 shares of Common Stock (the "Registrable Shares") under the Securities Act. The "Registrable Shares" will include 86,619 shares of Common Stock issuable upon exercise of warrants. In general, in the event that the Company proposes to register any shares of Common Stock under the Securities Act for its own account or the account of other stockholders at any time or times, subject to certain exceptions, the Company must, upon the written request of a holder of Registrable Shares, use its best efforts to cause to be registered under the Securities Act all of the Registrable Shares requested to be registered, provided, however, that the Company is not required to register Registrable Shares in excess of the amount, if any, of Common Stock which the principal underwriter of an underwritten offering shall agree to include in such offering. The holders of 6,102,795 of the Registrable Shares will also have the right to require the Company to prepare and file from time to time a registration statement under the Securities Act with respect to their Registrable Shares, provided that such holders may not exercise such right more than once with respect a registration statement on Form S-1 or more than three times in any calendar year with respect to a registration statement on Form S-3. Upon receipt of any such request from such holders, the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations. If such holders are unable to include in such registration statement on Form S-1 at least ninety percent (90%) of the Registrable Shares that such holders have requested for inclusion, then such holders will have the right to require that the Company prepare and file a second registration statement on Form S-1 and the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations.



    Certain of the Selling Stockholders have entered into a registration rights agreement with the Company pursuant to which the Company has agreed to register 979,594 shares of Common Stock (the "Additional Registrable Shares") under the Securities Act and to maintain such registration in effect until July 18, 1998. This Prospectus relates to a Registration Statement Form S-1 filed by the Company in order to effect such registration of all of the Additional Registrable Shares under the Securities Act. After July 18, 1998, those Selling Stockholders that are holders of any of the Additional Registrable Shares will have substantially the same registration rights as the holders of Registrable Shares, except that such Selling Stockholders will not have the right to require the Company to file a Registration Statement or Form S-1.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

    The Restated Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws") provide that, effective upon the consummation of this Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The Company's Restated Certificate of Incorporation and By-Laws provide that, effective upon the consummation of this Offering, for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of Common Stock and Preferred Stock. A 75% vote is also required to amend or repeal any of the foregoing By-Law provisions. Such 75% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.

    The Company's Restated Certificate of Incorporation and By-Laws provide for the division of the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--Executive Officers, Key Employees and Directors." Any director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

    The Company's Restated Certificate of Incorporation empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity, and (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

    The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

    The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. There provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. There provisions will not alter a director's liability under federal securities laws. The Company's Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is BankBoston, N.A..

                              PLAN OF DISTRIBUTION



    The Company has been advised by the Selling Stockholders that the shares of Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer any or all of the shares of Common Stock offered hereby to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such shares of Common Stock for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such shares of Common Stock and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.



    The Company has been advised by the Selling Stockholders that the shares of Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the shares of Common Stock offered hereby may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of any of the shares of Common Stock offered hereby is made, a supplement to this Prospectus, if required, will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of such offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.



    To comply with the securities laws of certain jurisdictions, if applicable, the shares of Common Stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Common Stock offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.



    Under applicable rules and regulations of the Exchange Act, any person engaged in a distribution of any of the shares of Common Stock offered hereby may not simultaneously engage in market-making activities with respect to the Common Stock of the Company for a period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any shares of Common Stock of the Company by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Common Stock of the Company and the ability of brokers or dealers to engage in market-making activities with respect to the Common Stock of the Company.



    Pursuant to the agreements with the Selling Stockholders, all expenses of the registration of the Securities will be paid by the Company, including without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS


    Bingham, Dana & Gould LLP, Boston, Massachusetts will opine that the Shares offered hereby have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham, Dana & Gould LLP, is the Secretary of the Company and owns a total of 42,857 shares of Common Stock of the Company. David L. Engel and Julio E. Vega, partners at Bingham, Dana & Gould LLP, own a total of 5,952 and 800 shares, respectively, of Common Stock of the Company. Douglas E. Onsi, an attorney at Bingham, Dana & Gould, owns a total of 200 shares of Common Stock of the Company.


                                    EXPERTS

    The balance sheets of the Company as of December 31, 1995 and 1996 and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus and in this Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION



    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at: http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.



    The Company has filed a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits, schedules and reports filed as part thereof. Statements contained in this Prospectus with respect to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.


    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants.

                          CUBIST PHARMACEUTICALS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2
Balance Sheets as of December 31, 1995, 1996 and as of June 30, 1997.......................................         F-3
Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the six months ended June
  30, 1996 and 1997........................................................................................         F-4
Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the six months ended June
  30, 1996 and 1997........................................................................................         F-5
Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and the
  six months ended June 30, 1996 and 1997..................................................................         F-6
Notes to Financial Statements..............................................................................         F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CUBIST PHARMACEUTICALS, INC.:

    We have audited the accompanying balance sheets of Cubist Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cubist Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
February 12, 1997 (except as to the information in the last paragraph of Footnote F, for which the date is August 18, 1997)

                          CUBIST PHARMACEUTICALS, INC.
                                 BALANCE SHEETS

                                                                              DECEMBER 31,             JUNE 30
                                                                      ----------------------------  -------------
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.........................................  $   2,049,555  $  19,329,353      3,465,111
  Short-term investments............................................      1,006,569             --      7,641,449
  Accounts receivable...............................................        988,000        505,267        321,767
  Prepaid expenses and other current assets.........................         66,996        286,642        964,729
                                                                      -------------  -------------  -------------
  Total current assets..............................................      4,111,120     20,121,262     12,393,056
Property and equipment..............................................      3,834,953      4,898,538      5,776,781
  Less: Accumulated depreciation and amortization...................     (1,056,802)    (1,741,152)    (2,198,992)
                                                                      -------------  -------------  -------------
  Property and equipment, net.......................................      2,778,151      3,157,386      3,577,789
Long term investments...............................................             --             --      3,620,843
Other assets........................................................        158,571        173,799        183,798
                                                                      -------------  -------------  -------------
    Total assets....................................................  $   7,047,842  $  23,452,447  $  19,775,486
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................  $     124,856  $     741,409        665,306
  Accrued expenses..................................................        189,663        484,732        430,568
  Deferred revenue..................................................             --        126,900         42,300
  Current portion of long-term debt.................................        168,565        188,062        199,632
  Current portion of capital lease obligations......................        413,223        559,767        526,169
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................        896,307      2,100,870      1,863,975
Long-term debt, net of current portion..............................        479,745        291,683        187,975
Long-term capital lease obligation, net of current portion..........        777,017        761,284      1,190,500
                                                                      -------------  -------------  -------------
    Total liabilities...............................................  $   2,153,069  $   3,153,837  $   3,242,450
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Commitments (Note I)

Stockholders' Equity:
Preferred Stock non-cumulative; convertible, $.001 par value;
  authorized 5,000,000 shares, 1997 and 1996, and 43,000,000 shares,
  1995; issued 1997 and 1996 no shares; issued 1995 34,751,183
  shares............................................................         34,751             --             --
Common Stock, $.001 par value; authorized 25,000,000 shares, 1997 and 1996, and 52,000,000 shares, 1995; issued 1997 9,567,211 shares; issued 1996 9,544,373 shares; issued 1995 1,016,662
  shares............................................................          1,017          9,544          9,567
Additional paid-in capital..........................................     16,790,878     36,019,608     36,045,132
Accumulated deficit.................................................    (11,931,873)   (15,730,542)   (19,521,663)
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................      4,894,773     20,298,610     16,533,036
                                                                      -------------  -------------  -------------
    Total liabilities and stockholders' equity......................  $   7,047,842  $  23,452,447  $  19,775,486
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                              SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,                   ENDED JUNE 30
                                        -------------------------------------------  ----------------------------
                                            1994           1995           1996           1996           1997
                                        -------------  -------------  -------------  -------------  -------------

                                                                                             (UNAUDITED)
Sponsored research revenues...........  $    --        $   1,271,333  $   4,985,052  $   2,046,653  $   1,678,600
Operating expenses:
    Research and development..........      3,309,161      4,964,876      6,871,149      3,182,609      4,304,160
    General and administrative........      1,448,928      1,708,513      1,989,284        873,586      1,579,337
                                        -------------  -------------  -------------  -------------  -------------
      Total operating expenses........      4,758,089      6,673,389      8,860,433      4,056,195      5,883,497
Interest income.......................        113,338        239,030        306,017         43,232        533,757
Interest expense......................       (168,284)      (232,980)      (229,305)      (106,903)      (119,981)
                                        -------------  -------------  -------------  -------------  -------------
      Net loss........................  $  (4,813,035) $  (5,396,006) $  (3,798,669) $  (2,073,213) $  (3,791,121)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net loss per common share.............         $(4.82)        $(3.99)        $(1.39)        $(1.51)        $(0.40)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Weighted average number of common
  shares..............................        998,766      1,352,499      2,737,121      1,377,147      9,553,919
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                      SIX MONTHS
                                                              YEARS ENDED DECEMBER 31,              ENDED JUNE 30
                                                        -------------------------------------  ------------------------
                                                           1994         1995         1996         1996         1997
                                                        -----------  -----------  -----------  -----------  -----------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss............................................  $(4,813,035) $(5,396,006) $(3,798,669) $(2,073,213) $(3,791,121)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................      355,977      570,556      740,408      311,674      486,469
    Changes in assets and liabilities:
      Accounts receivable.............................      --          (988,000)     482,733     (927,000)     183,500
      Prepaid expenses and other current assets.......      (12,688)      15,713     (219,646)    (667,090)    (678,087)
      Other assets....................................       (5,001)      (8,390)     (15,228)     (12,690)      (9,999)
      Accounts payable and accrued expenses...........      716,018     (708,104)     911,622      867,360     (130,267)
      Deferred revenue................................      --           --           126,900      550,000      (84,600)
                                                        -----------  -----------  -----------  -----------  -----------
        Total adjustments.............................    1,054,306   (1,118,225)   2,026,789      122,254     (232,984)
                                                        -----------  -----------  -----------  -----------  -----------

Net cash used in operating activities.................   (3,758,729)  (6,514,231)  (1,771,880)  (1,950,959)  (4,024,105)

Cash flows from investing activities:
  Purchase of equipment...............................     (150,726)     --          (640,329)    (276,742)    (783,765)
  Leasehold improvements..............................     (688,329)     (99,325)    (423,256)      (4,361)     (94,478)
  Purchase of short-term investments..................      --        (3,942,610)     --           --        (7,641,449)
  Redemption of short-term investments................    2,612,158    2,936,041    1,006,569    1,006,569      --
  Purchase of long-term investments...................      --           --           --           --        (3,620,843)
  Redemption of long-term investments.................      511,934      --           --           --           --
                                                        -----------  -----------  -----------  -----------  -----------
Net cash provided by/(used in) investing activities...    2,285,037   (1,105,894)     (57,016)     725,466  (12,140,535)

Cash flows from financing activities:
  Issuance of stock...................................      148,314    8,467,928   19,146,448    3,968,651       (3,082)
  Proceeds from venture capital bridge loan...........    1,000,000      --           --           --           --
  Proceeds from long-term debt........................      --           345,500      --           --           --
  Repayments of long-term debt........................      (86,080)    (141,130)    (168,565)     (81,767)     (92,138)
  Proceeds from capital lease financing...............      --            94,671      599,593      229,216      701,105
  Principal payments of capital lease obligations.....     (212,428)    (318,272)    (468,782)    (207,889)    (305,487)
                                                        -----------  -----------  -----------  -----------  -----------
Net cash provided by financing activities.............      849,806    8,448,697   19,108,694    3,908,211      300,398
                                                        -----------  -----------  -----------  -----------  -----------

Net increase (decrease) in cash and cash
  equivalents.........................................     (623,886)     828,572   17,279,798    2,682,718  (15,864,242)
Cash and cash equivalents at beginning of period......    1,844,869    1,220,983    2,049,555    2,049,555   19,329,353
                                                        -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of period............  $ 1,220,983  $ 2,049,555  $19,329,353  $ 4,732,273  $ 3,465,111
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------

Supplemental disclosures of cash flow information:
  Cash paid during the period for interest............  $   168,284  $   232,980  $   229,305  $   106,903  $   119,981

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE UNAUDITED SIX
                           MONTHS ENDED JUNE 30, 1997

                                          # OF SHARES   # OF SHARES   # OF SHARES   # OF SHARES   # OF SHARES       $
                                          PREFERRED A   PREFERRED B   PREFERRED C   PREFERRED D     COMMON      PREFERRED
                                          -----------   -----------   -----------   -----------   -----------   ---------

12/31/93 Balance........................   5,000,000    14,270,000        --            --          546,862      $19,270

Series B Preferred Stock par $.001
  at $.50 Share.........................                   463,370                                                   463

Common Stock par $.007 at $.07
  and $.35 Share........................                                                             60,714

Exercise of Common Stock Options........                                                            302,451

Notes Receivable Preferred Series B.....

Notes Receivable Common Stock...........

Issuance of Stock Options...............

Amortization of Deferred Compensation...

Net Loss................................
                                          -----------   -----------   -----------   -----------   -----------   ---------

12/31/94 Balance........................   5,000,000    14,733,370        --            --          910,027      $19,733
                                          -----------   -----------   -----------   -----------   -----------   ---------
                                          -----------   -----------   -----------   -----------   -----------   ---------

                                                                     $
                                                        ADDITIONAL PAID-IN CAPITAL
                                                   -------------------------------------        $               $
                                            $       ISSUANCE     NOTES        DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                          COMMON   OF SHARES   RECEIVABLE   COMPENSATION     DEFICIT         EQUITY
                                          ------   ----------  ----------   ------------   ------------   -------------
12/31/93 Balance........................   $547    $7,625,587  $ (435,000)      --         $(1,722,832)    $ 5,487,572
Series B Preferred Stock par $.001
  at $.50 Share.........................              231,221                                                  231,684
Common Stock par $.007 at $.07
  and $.35 Share........................     61        21,189                                                   21,250
Exercise of Common Stock Options........    302        86,485                                                   86,787
Notes Receivable Preferred Series B.....                         (131,685)                                    (131,685)
Notes Receivable Common Stock...........                          (65,842)                                     (65,842)
Issuance of Stock Options...............               17,150                 $(17,150)
Amortization of Deferred Compensation...                                         6,120                           6,120
Net Loss................................                                                    (4,813,035)     (4,813,035)
                                          ------   ----------  ----------   ------------   ------------   -------------
12/31/94 Balance........................   $910    $7,981,632  $ (632,527)    $(11,030)    $(6,535,867)    $   822,851
                                          ------   ----------  ----------   ------------   ------------   -------------
                                          ------   ----------  ----------   ------------   ------------   -------------

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE UNAUDITED SIX
                           MONTHS ENDED JUNE 30, 1997

                                          # OF SHARES   # OF SHARES   # OF SHARES   # OF SHARES   # OF SHARES       $
                                          PREFERRED A   PREFERRED B   PREFERRED C   PREFERRED D     COMMON      PREFERRED
                                          -----------   -----------   -----------   -----------   -----------   ---------

Series C Preferred Stock par $.001
  at $.60 share.........................                              15,017,813                                 $15,018

Series C Preferred Stock Offering
  Expenses..............................

Common Stock par $.007 at $.35
  and $.42 share........................                                                             114,082

Exercise of Common Stock Options........                                                                 785

Repurchase of Common Stock..............                                                              (8,232)

Repayment of Notes Receivable Preferred
  Series B..............................

Notes Receivable Common Stock...........

Forgiveness of Promissory Notes.........

Issuance of Stock Options...............

Amortization of Deferred Compensation...

Net Loss................................
                                          -----------   -----------   -----------   -----------   -----------   ---------

12/31/95 Balance........................   5,000,000    14,733,370    15,017,813                   1,016,662     $34,751
                                          -----------   -----------   -----------   -----------   -----------   ---------
                                          -----------   -----------   -----------   -----------   -----------   ---------

                                                                    $
                                                        ADDITIONAL PAID-IN CAPITAL
                                                  --------------------------------------        $              $
                                            $      ISSUANCE      NOTES        DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                          COMMON   OF SHARES   RECEIVABLE   COMPENSATION     DEFICIT        EQUITY
                                          ------  -----------  ----------   ------------   ------------  -------------
Series C Preferred Stock par $.001
  at $.60 share.........................            8,995,670                                               9,010,688
Series C Preferred Stock Offering
  Expenses..............................              (45,787)                                                (45,787)
Common Stock par $.007 at $.35
  and $.42 share........................    114        47,338                                                  47,338
Exercise of Common Stock Options........      1           274                                                     275
Repurchase of Common Stock..............     (8 )      (2,873)                                                 (2,881)
Repayment of Notes Receivable Preferred
  Series B..............................                          435,000                                     435,000
Notes Receivable Common Stock...........                           (4,989)                                     (4,989)
Forgiveness of Promissory Notes.........                           23,615                                      23,615
Issuance of Stock Options...............               28,020                  (28,020)
Amortization of Deferred Compensation...                                         4,619                          4,619
Net Loss................................                                                    (5,396,006 )   (5,396,006)
                                          ------  -----------  ----------   ------------   ------------  -------------
12/31/95 Balance........................  $1,017  $17,004,210  $ (178,901)    $(34,431)    $(11,931,873)  $ 4,894,773
                                          ------  -----------  ----------   ------------   ------------  -------------
                                          ------  -----------  ----------   ------------   ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE UNAUDITED SIX
                           MONTHS ENDED JUNE 30, 1997

                                            # OF SHARES  # OF SHARES   # OF SHARES   # OF SHARES  # OF SHARES       $
                                            PREFERRED A  PREFERRED B   PREFERRED C   PREFERRED D    COMMON      PREFERRED
                                            -----------  ------------  ------------  -----------  -----------  -----------

Series D Preferred Stock, par $.001
  at $1.42 per share, net of expenses.....                                            2,816,902                     2,817

Conversion of Preferred Stock
  to Common Stock par $.001...............  (5,000,000)   (14,733,370)  (15,017,813) (2,816,902)   5,366,849      (37,568)

Exercise of Stock Options.................                                                            58,244

Repurchase of Common Stock................                                                           (36,634)

Initial Public Offering, net of expenses..                                                         3,139,252

Forgiveness of Promissory Notes...........

Issuance of Common Stock Options and
  Warrants................................

Amortization of Deferred Compensation.....

Net Loss..................................
                                            -----------  ------------  ------------  -----------  -----------  -----------

12/31/96 Balance..........................      --            --            --           --        9,544,373       --
                                            -----------  ------------  ------------  -----------  -----------  -----------
                                            -----------  ------------  ------------  -----------  -----------  -----------

Exercise of Stock Options.................                                                            23,772

Repurchase of Common Stock................                                                              (934)

Common Stock Offering Expenses............

Issuance of Common Stock..................

Amortization of Deferred Comp.............

Net Loss..................................
                                            -----------  ------------  ------------  -----------  -----------  -----------

06/30/97 Balance (unaudited)..............                                                         9,567,211       --
                                            -----------  ------------  ------------  -----------  -----------  -----------
                                            -----------  ------------  ------------  -----------  -----------  -----------

                                                                            $
                                                               ADDITIONAL PAID-IN CAPITAL
                                                         ---------------------------------------        $             $

                                                 $         ISSUANCE      NOTES       DEFERRED      ACCUMULATED   STOCKHOLDERS'

                                              COMMON      OF SHARES    RECEIVABLE  COMPENSATION      DEFICIT        EQUITY

                                            -----------  ------------  ----------  -------------  -------------  ------------

Series D Preferred Stock, par $.001
  at $1.42 per share, net of expenses.....                  3,941,727                                              3,944,544

Conversion of Preferred Stock
  to Common Stock par $.001...............       5,367         32,201                                                      0

Exercise of Stock Options.................          58         35,232                                                 39,290

Repurchase of Common Stock................         (37)       (12,273)                                               (12,310)

Initial Public Offering, net of expenses..       3,139     15,151,343                                             15,154,482

Forgiveness of Promissory Notes...........                                 24,442                                     24,442

Issuance of Common Stock Options and
  Warrants................................                    101,378                  (101,378)                           0

Amortization of Deferred Compensation.....                                               56,058                       56,058

Net Loss..................................                                                          (3,798,669)   (3,798,669)

                                            -----------  ------------  ----------  -------------  -------------  ------------

12/31/96 Balance..........................   $   9,544   $ 36,253,818  $ (154,459)  $   (79,751)   $(15,730,542)  $20,298,610

                                            -----------  ------------  ----------  -------------  -------------  ------------

                                            -----------  ------------  ----------  -------------  -------------  ------------

Exercise of Stock Options.................          24         17,111                                                 17,135

Repurchase of Common Stock................          (1)          (360)                                                  (361)

Common Stock Offering Expenses............                    (19,856)                                               (19,856)

Issuance of Common Stock..................                     80,000     (80,000)                                         0

Amortization of Deferred Comp.............                                  6,667        21,962                       28,629

Net Loss..................................                                                          (3,791,121)   (3,791,121)

                                            -----------  ------------  ----------  -------------  -------------  ------------

06/30/97 Balance (unaudited)..............   $   9,567   $ 36,330,713  $ (227,792)  $   (57,789)   $(19,521,663)  $16,533,036

                                            -----------  ------------  ----------  -------------  -------------  ------------

                                            -----------  ------------  ----------  -------------  -------------  ------------


    The accompanying notes are an integral part of the financial statements.

                          CUBIST PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

A. NATURE OF BUSINESS

    Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") is a biopharmaceutical company founded in May 1992 and is engaged in the research, development and commercialization of novel classes of antiinfective drugs to treat infectious diseases caused by bacteria and fungi, primarily those resistant to existing antiinfective drugs. Cubist has established multiple technology licenses and collaborations, has established a network of advisors and collaborators and is located in Cambridge, Massachusetts.

B. INITIAL PUBLIC OFFERING

    On October 25, 1996, Cubist Pharmaceuticals, Inc. completed its initial public offering raising $13,062,000, net of expenses. On that date, the holders of the Company's outstanding Preferred Stock converted all of their shares of Preferred Stock into Common Stock.

    On November 5, 1996, the Company's underwriters exercised their option to purchase additional shares raising an additional $2,092,000, net of expenses.

    On October 17, 1996, the Company effected a 1-for-7 reverse stock split of the Common Stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.

C. ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying financial statements are stated on an accrual basis. Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the current year presentation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    RISKS AND UNCERTAINTIES

    The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA government regulations.

    CASH EQUIVALENTS

    Cash equivalents consist of short-term interest-bearing instruments (U.S. Government treasuries and money market accounts) with original maturities of three months or less. These investments are carried at cost which approximates market value.

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

C. ACCOUNTING POLICIES (CONTINUED)
    SHORT-TERM INVESTMENTS

    Short-term investments, with an original maturity of more than three months and less than one year when purchased, consisted entirely of high-grade commercial paper at June 30, 1997 and U.S. Government agency securities at December 31, 1995. Short-term investments, all of which are held to maturity, are stated at amortized cost, which approximates market value.

    LONG-TERM INVESTMENTS

    Long-term investments, with a maturity of more than twelve months when purchased, consisted of high-grade commercial paper at June 30, 1997. Long-term investments are stated at amortized cost plus accrued interest, which approximates market value.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three years for computer equipment and five years for laboratory equipment, furniture and fixtures. Leasehold improvements are stated at cost and are amortized over the lesser of the life of the lease or their estimated useful lives. The leasehold improvements are also utilized as collateral up to a value of $479,745, which relates to the balance of long-term debt. Maintenance and repairs are charged to expense as incurred, while major betterment's are capitalized. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

    RESEARCH AND DEVELOPMENT

    All research and development costs are expensed as incurred.

    INCOME TAXES

    Research and experimentation and other tax credits, when utilized, will be recorded using the flow-through method of accounting as a reduction of the current provision for federal and state income taxes.

    EARNINGS PER SHARE

    The net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the filing of the initial public offering, even when anti-dilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the initial public offering price of $6.00 per share.

    Effective December 31, 1997, the Company will adopt Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings per Share", which will require the disclosure of Basic Earnings per

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

C. ACCOUNTING POLICIES (CONTINUED)
Common Share and Diluted Basic Earnings per Common Share for all periods presented. Early application of SFAS 128 is not allowed, but pro forma disclosure is allowed. The Company does not expect this to have a material impact on the earnings per share computation.

    INTERIM FINANCIAL STATEMENTS

    The balance sheet as of June 30, 1997, the statement of operations and cash flows for the six months ended June 30, 1997 and 1996 and the statement of changes in stockholder's equity for the six months ended June 30, 1997 are unaudited, have been prepared on a basis substantially consistent with the audited financial statements and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results for the six months ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year, although the Company expects to incur a significant loss for the year ending December 31, 1997.

D. PROPERTY AND EQUIPMENT

    At December 31, property and equipment consisted of:

                                                                      1996           1995
                                                                  -------------  -------------
Leasehold improvements..........................................  $   2,489,736  $   2,066,480
Laboratory equipment............................................      1,799,587      1,319,606
Furniture and fixtures..........................................        251,427        226,891
Computer equipment..............................................        357,788        221,976
                                                                  -------------  -------------
                                                                      4,898,538      3,834,953
                                                                  -------------  -------------
Less accumulated depreciation and amortization..................     (1,741,152)    (1,056,802)
                                                                  -------------  -------------
Property and equipment, net.....................................  $   3,157,386  $   2,778,151
                                                                  -------------  -------------
                                                                  -------------  -------------

E. ACCRUED EXPENSES

    At December 31, accrued expenses consisted of:

                                                                           1996        1995
                                                                        ----------  ----------
Payroll and benefits..................................................  $  125,087  $   57,723
Vacation..............................................................      60,019      40,255
Construction..........................................................      46,250      --
Legal, audit and patent...............................................      68,275      80,185
Database..............................................................      42,200      --
Annual report.........................................................      60,000      --
Utilities.............................................................      76,339      11,500
Miscellaneous.........................................................       6,562      --
                                                                        ----------  ----------
Total accrued expenses................................................  $  484,732  $  189,663
                                                                        ----------  ----------
                                                                        ----------  ----------

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

F. COLLABORATIVE RESEARCH AGREEMENTS


    On December 15, 1995, the Company entered into a collaborative research agreement with Pfizer. Under the terms of the agreement, Pfizer paid the Company a technology licensing fee upon execution and has since made research support payments. These payments are recognized as income earned under the terms of the agreement. In addition, Pfizer reimbursed the Company for expenses related to the screening of Pfizer compounds against the Company's targets. These payments were recognized as revenue when the related expenses were incurred. The Company included in sponsored research revenues $150,000, $587,000 and $988,000 in 1997, 1996 and 1995, respectively, in accordance with the agreement. On June 20, 1997, the collaborative agreement between the Company and Pfizer expired pursuant to its own terms. In accordance with the terms of that collaborative agreement, the Company selected and licensed from Pfizer one of the chemical compounds that was identified and characterized during the Company's collaboration with Pfizer. Pursuant to the terms of that license, the Company may develop and commercialize such licensed compound without further obligation to Pfizer.


    In June 1996, the Company entered into a collaborative research agreement with Bristol-Myers Squibb. Under the terms of the agreement, Bristol-Myers Squibb purchased from the Company $4,000,000 of the Company's Preferred Stock upon execution of the agreement, and has agreed to make payments to the Company upon the achievement of certain milestones. These milestone payments are recognized as income as earned under the terms of the agreement. In addition, Bristol-Myers Squibb will reimburse the Company for research and development expenses relating to the production of certain targets and also for expenses relating to the screening of Bristol-Myers Squibb compounds against the Company's targets over three years, with an option to fund a fourth year. These payments are recognized as revenue when the related expenses are incurred. During 1996, the Company included in sponsored research revenues $1,516,668 for certain research and development revenues in accordance with the agreement.

    In June 1996, the Company entered into a collaborative research agreement with Merck & Co., Inc. ("Merck"). Under the terms of the agreement, Merck paid the Company a technology licensing fee upon execution and will pay certain milestone payments. These payments are recognized as income as earned under the terms of the agreement. In addition, Merck will reimburse the Company for research and development expenses relating to the production of certain targets; for expenses relating to the screening of Merck compounds against the Company's targets; and for expenses relating to compound optimization. These payments are recognized as revenue when the related expenses are incurred. During 1996, the Company included in sponsored research revenues $1,500,000 for the technology licensing fee and $1,012,300 for certain research and development revenues in accordance with the agreement.


    In May 1997, the Company entered into a collaborative research agreement with Novalon Pharmaceutical Corporation ("Novalon"), a development stage biotechnology company. Under the terms of the collaborative research agreement, the Company will make research support payments to Novalon and pay royalties to Novalon on sales of products developed using the Novalon technology. At the time it entered into the collaborative research agreement, the Company also acquired 333,333 shares of Series B Convertible Preferred Stock of Novalon, together with an option to purchase all of the capital stock of Novalon for a purchase price of $10.0 million payable in shares of common stock, $0.001 par value per share, of the Company (the "Common Stock"). The aggregate purchase price payable by the Company to Novalon for such shares and such option was $1.0 million which Novalon will expend for research and development. The Company has allocated all of the $1.0 million aggregate purchase price to the option based on management's estimates of the relative fair values of the option and the shares of Series B

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

F. COLLABORATIVE RESEARCH AGREEMENTS (CONTINUED)

Convertible Preferred Stock acquired. The value of the option, which is included within "Prepaid and Other Current Assets" is being amortized to research and development expense over the six month option period, during which time the Company will evaluate the Novalon technology.


G. STOCKHOLDERS' EQUITY

    COMMON STOCK

    As of December 31, 1996, 998,745 shares of Common Stock were issued to employees, scientific founders and consultants of the Company. Certain of these shares issued are subject to repurchase, at the Company's option, at the original issuance price in accordance with vesting provisions upon termination of the relationship. At December 31, 1996, 179,896 shares remain subject to repurchase.

    WARRANTS

    During 1996, the Company granted warrants to purchase 33,333 shares of Series C Convertible Preferred Stock at a purchase price of $0.90 per share. These warrants converted to Common Stock warrants at the Initial Public Offering and expire on October 25, 2001.

    On October 23, 1996, the Company amended the warrants issued to Drs. Rebek and Schimmel in May 1995 to extend the expiration date of such warrants from the effective date of the Company's initial public offering to May 15, 2005, and to provide that the warrants will vest in four equal annual installments commencing upon the first anniversary of their grant date. As a result of this amendment, the Company recorded deferred compensation in the amount of $62,000 to be amortized to the income statement over the remaining vesting period from October 1996 to May 1999.

    NOTES RECEIVABLE FROM RELATED PARTIES

    The Company has accepted promissory notes from the Chief Executive Officer in consideration for the Preferred Stock and Common Stock options issued to him. The aggregate principal amount of these notes at December 31, 1996 is $154,459 and is reflected in stockholders' equity as a reduction to paid-in capital. These notes have an annual interest rate of 4% and fall due between July 21, 1997 and November 28, 1997. During 1996, $24,442 of principal and accrued interest under the promissory notes was forgiven and it is expected that additional amounts will be forgiven in 1997.

    The Company has accepted a promissory note from the Chief Business Officer in consideration for the Common Stock options issued to him. The aggregate principal amount of these notes at June 30, 1997 is $80,000 and is reflected in stockholders' equity as a reduction to paid-in-capital. This note has an annual interest rate of 4% and falls due May 19, 2000. The note will be forgiven in three equal installments from 1998 to 2000.

H. STOCK OPTIONS

    The Company has a stock option plan, which is described below. In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. SFAS 123 is effective for periods beginning after December 15, 1995. SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

H. STOCK OPTIONS (CONTINUED)
of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS 123 in 1996 and has applied APB Opinion 25 and related Interpretations in accounting for its plans. Had compensation costs for the Company's stock-based compensation plan been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1996 and 1995 would have been increased to the pro forma amounts indicated below:

                                                                  1996                            1995
                                                     ------------------------------  ------------------------------
                                                       NET LOSS     LOSS PER SHARE     NET LOSS     LOSS PER SHARE
                                                     -------------  ---------------  -------------  ---------------
As Reported........................................  $  (3,798,669)    $   (1.39)    $  (5,396,006)    $   (3.99)
Pro forma..........................................  $  (4,053,670)    $   (1.48)    $  (5,408,006)    $   (4.00)

    The fair value of each stock option was estimated on the date of grant using Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of four (4) years, expected volatility of 86%, a dividend yield of 0% and a risk-free interest rate of 6.09%.

    The Company has a stock option plan under which options to purchase 1,500,000 shares of its Common Stock may be granted to employees, directors, officers or consultants. The options are granted at fair market value on the date of the grant as determined by the Board of Directors, vest ratably over a four-year period and expire ten years from the date of grant. In addition, the Company has issued to certain consultants and directors non-qualified stock options to purchase 126,993 shares of its Common Stock. During 1995 and 1994, the Company has allowed employees and consultants to exercise their full grants to take advantage of certain favorable tax benefits. The Company has reserved the right to repurchase any unearned shares at the original purchase price if the employee or consultant does not fulfill their vesting requirement.

    A summary of the status of the Company's stock option plan as of June 30, 1997, December 31, 1996, 1995, 1994, and changes during each of the years then ended, is presented below:

                                               JUNE 30, 1997             1996                   1995
                                            -------------------   ------------------   -----------------------
                                                       WAEP*                 WAEP*                     WAEP*
                                            NUMBER   PER SHARE    NUMBER   PER SHARE      NUMBER     PER SHARE
                                            -------  ----------   -------  ---------   ------------  ---------
Balance at January 1......................  500,760    $1.93      159,057    $ .40           42,214    $.24
Granted...................................  236,387     7.76      414,103     2.52          121,442     .42
Exercised.................................  21,345       .79      21,610       .61              785     .35
Canceled..................................   6,771      4.30      50,790       .97            3,814     .35
                                            -------    -----      -------  ---------   ------------     ---
Balance at end of period..................  709,031    $4.00      500,760    $1.93          159,057    $.40
                                            -------    -----      -------  ---------   ------------     ---
                                            -------    -----      -------  ---------   ------------     ---
Options exercisable at end of period......  144,502    $2.05      86,560     $1.19           25,617    $.26
Weighted average grant-date fair value of
  options granted during the period.......             $8.03                 $2.52                     $.42

                                                   1994
                                            ------------------
                                                       WAEP*
                                            NUMBER   PER SHARE
                                            -------  ---------
Balance at January 1......................  124,571    $.17
Granted...................................  227,335     .35
Exercised.................................  302,451     .30
Canceled..................................   7,241      .35
                                            -------     ---
Balance at end of period..................  42,214     $.24
                                            -------     ---
                                            -------     ---
Options exercisable at end of period......  32,303     $.24
Weighted average grant-date fair value of
  options granted during the period.......             $.35


------------------------

*   Weighted-Average Exercise Price

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

H. STOCK OPTIONS (CONTINUED)
    The following table summarizes information about stock options outstanding at June 30, 1997:

                       OPTIONS OUTSTANDING
-----------------------------------------------------------------       OPTIONS EXERCISABLE
                                  REMAINING                        ------------------------------
    RANGE OF        NUMBER       CONTRACTUAL    WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING       LIFE         EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
----------------  -----------  ---------------  -----------------  -----------  -----------------
$.007-$1.96          413,645       8.6 years        $    1.34         123,039       $    1.16
$5.95-$7.00           56,572       9.2 years             6.44          11,463            6.46
$8.00-$10.125        238,814       9.9 years             8.03          10,000            8.00
                  -----------  ---------------          -----      -----------          -----
                     709,031       9.1 years        $    3.65         144,502       $    2.05
                  -----------  ---------------          -----      -----------          -----
                  -----------  ---------------          -----      -----------          -----


    The following table summarizes information about stock options outstanding at December 31, 1996:



                       OPTIONS OUTSTANDING
-----------------------------------------------------------------       OPTIONS EXERCISABLE
                                  REMAINING                        ------------------------------
    RANGE OF        NUMBER       CONTRACTUAL    WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING       LIFE         EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
----------------  -----------  ---------------  -----------------  -----------  -----------------
$.007-$1.96          440,067       9.0 years        $    1.18          83,023       $     .96
$5.95-$7.00           60,693       9.7 years             6.45           3,537            6.47
                  -----------  ---------------          -----      -----------          -----
                     500,760       9.1 years        $    1.82          86,560       $    1.19
                  -----------  ---------------          -----      -----------          -----
                  -----------  ---------------          -----      -----------          -----


    2,427, 36,634 and 8,232 shares of previously exercised options were repurchased in 1997, 1996 and 1995, respectively, because vesting schedules were not fulfilled.

I. LEASE COMMITMENTS

    The Company leases its facilities under an operating lease agreement which expires on September 15, 2003 and is renewable at the Company's option for one additional five-year period. Under the terms of the lease, the Company is obligated to pay its prorated share of common operating expenses and real estate taxes as well as base rents. In addition, the Company entered into an amendment to the agreement with the landlord under which the landlord provided financing to the Company for a portion of the buildout cost ($543,393) at an interest rate of 12% per year payable in equal monthly installments of $12,087 over five years through October 1998. At December 31, 1996, the outstanding principal balance was $237,771. The Company also provided a security deposit of $100,000 upon execution of the lease. The security deposit bears interest in a segregated account, and is partially refundable ($79,000 plus interest) upon the fifth anniversary, and fully refundable plus interest within thirty days after the expiration of the lease, provided no event of default has occurred. The Company also financed an additional $345,500 during the first quarter of 1995 relating to a 6,510 square foot facility expansion completed during the first week of January 1995. This additional debt is payable in equal monthly installments of $7,685 over five years with an annual interest rate of 12% through February 2000. No additional security deposit was required. At December 31, 1996, the outstanding principal balance was $241,974.

    The Company leases certain equipment under long-term capital leases. The cost of this equipment included in fixed assets was $2,320,201 at the end of 1996 and $1,720,940 at the end of 1995, with associated accumulated depreciation of $1,042,297 at December 31, 1996 and $627,366 at December 31, 1995. The
Company has an option to purchase all of the leased equipment at a price to be negotiated at

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

I. LEASE COMMITMENTS (CONTINUED)
lease end. Future lease payments for non-cancelable leases for the respective years ended December 31 are as follows:

                                                                                   CAPITAL
                                                              OPERATING LEASES     LEASES
                                                              ----------------  -------------
    1997....................................................    $    171,365     $   702,878
    1998....................................................         171,365         403,790
    1999....................................................         192,364         283,670
    2000....................................................         207,679         126,970
2001 and thereafter.........................................         579,771         --
                                                              ----------------  -------------
Total minimum lease payments................................    $  1,322,544     $ 1,517,308
                                                              ----------------  -------------
Less amount representing interest payments..................                        (196,257)
                                                                                -------------
Present value of minimum lease payments.....................                       1,321,051
Less current portion........................................                        (559,767)
                                                                                -------------
Long-term obligation........................................                     $   761,284
                                                                                -------------
                                                                                -------------

    Lease payments under operating leases were $248,784 in fiscal year 1996, $207,898 in fiscal year 1995 and $269,991 in fiscal year 1994.

J. EMPLOYEE BENEFITS

    The Company instituted a 401(k) savings plan in 1993, in which substantially all of its permanent employees are eligible to participate. Participants may contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The Company contributes a matching amount of up to 1.5% of a participant's total compensation or $500 annually, whichever is less. The Company contributed $16,025, $14,072, and $9,524 during 1996, 1995, and 1994, respectively.

K. INCOME TAXES

    The Company follows the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," whereby a deferred tax liability is measured by the enacted tax rates which will be in effect when any differences between the financial statements and tax basis of assets reverse. The deferred tax liability can be reduced by net operating losses being carried forward for tax purposes.

                          CUBIST PHARMACEUTICALS, INC.

  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

K. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                      1996           1995
                                                                  -------------  -------------
Net operating loss carryforwards................................  $   4,376,000  $   4,671,000
Capitalized research and development............................      1,700,000       --
Research and experimentation credits............................        765,000        325,000
Other, net......................................................        306,000       --
                                                                  -------------  -------------
Total Deferred Tax Assets.......................................  $   7,147,000  $   4,996,000
                                                                  -------------  -------------
Valuation reserve...............................................  $  (7,147,000) $  (4,996,000)
                                                                  -------------  -------------
                                                                  -------------  -------------

    The federal and state net operating loss and tax credit carryforwards begin to expire in the years 2007 and 1997, respectively. Research and experimentation tax credits of approximately $325,000 begin to expire in 2008. The net operating loss carryforwards may be subject to an annual limitation as a result of the change in ownership due the initial public offering. The Company has established a valuation reserve against the deferred tax benefit arising from these carryforwards due to the uncertainty of earning sufficient taxable income to receive the benefit and accordingly has not given recognition to these tax benefits in these financial statements. These carryforwards are also subject to review by the Internal Revenue Service.


L. EVENT SUBSEQUENT TO THE DATE OF THE AUDITOR'S REPORT (UNAUDITED)


    FINANCING

    On July 18, 1997, the Company completed a private equity financing in which the Company raised $6 million by issuing 979,594 shares of Common Stock at $6.125 per share. These additional funds together with existing cash resources will be used to fund the Company's operations and capital requirements through 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES PERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OTHER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------


                                                 PAGE
                                                 -----
Prospectus Summary..........................           2
Risk Factors................................           5
Use of Proceeds.............................          12
Price Range of Common Stock.................          12
Dividend Policy.............................          12
Capitalization..............................          13
Selected Financial
  Data......................................          14
Management's Discussion
  and Analysis of Financial
  Condition and Results of
  Operations................................          15
Business....................................          20
Management..................................          31
Certain Transactions........................          38
Principal and Selling Stockholders..........          40
Description of Capital Stock................          44
Plan of Distribution........................          48
Legal Matters...............................          49
Experts.....................................          49
Available Information.......................          49
Index to Financial Statements...............         F-1



                                1,265,307 SHARES


                          CUBIST PHARMACEUTICALS, INC.

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS


                                AUGUST 29, 1997


                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):



SEC Registration Fee............................................  $1,989.02
Nasdaq National Market Listing Fees.............................  $17,500.00
Legal Fees and Expenses.........................................  $10,000.00
Accountants' Fees and Expenses..................................  $5,000.00
Expenses of Qualification Under State Securities Laws, Including
  Attorneys' Fees...............................................  $2,000.00
Miscellaneous Costs.............................................  $8,000.98
                                                                  ---------
    Total.......................................................  $44,490.00
                                                                  ---------
                                                                  ---------



    All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Described below is information regarding all unregistered securities of the Company sold by the Company within the past three years. The share and per share amounts set forth below have been adjusted to reflect the Company's one for seven reverse stock split to occur prior to the consummation of this Offering.

    Between incorporation (May 1992) and June 1997, the Company has issued and sold an aggregate of approximately 988,101 shares of its Common Stock, at prices ranging from $0.007 to $10.125 per share, with an aggregate offering price of approximately $444,838 to certain of its officers, employees and consultants. The offers and sales of these shares were made in reliance upon Rule 701 promulgated under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals and upon Section 4(2) of the Securities Act as transactions not involving any public offering.

    From its incorporation (May 1992) to June 1997, the Company has entered into stock option agreements with certain employees, officers, directors and consultants to the Company covering approximately 1,220,545 shares of its Common Stock pursuant to the Company's Amended and Restated 1993 Stock Option Plan. The purchase price under the options is $0.007 to $10.125 based on the fair market value of the Common Stock on the date of grant. These grants and sales were made in reliance upon

Rule 701 under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written contract relating to the compensation of such individuals.

    In August 1993, the Company issued and sold an aggregate of 14,270,000 shares of Series B Convertible Preferred Stock (convertible into 2,038,571 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 based on Common Stock equivalents), to a group of investors. The issuance and sales of such shares of Series B Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

    In August 1993, the Company issued a warrant for the purchase of 240,500 shares of Series B Convertible Preferred Stock (convertible into 48,100 shares of Common Stock) at an exercise price of $0.50 per share to Comdisco ($3.50 per share upon conversion to Common Stock). In January 1994, the Company issued and sold an aggregate of 200,000 shares of Series B Convertible Preferred Stock (convertible into 28,571 shares of Common Stock) at a purchase price of $0.50 per share ($3.50 based on Common Stock equivalents) to Comdisco, Inc. The issuance and sale of such warrant and shares for the purchase of Series B Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

    In January 1994, the Company issued and sold 39,496 shares of Common Stock to the Massachusetts Institute of Technology ("MIT") pursuant to a Patent License Agreement between MIT and the Company. The issuance and sale of such shares of Common Stock were made in reliance upon Section 4(2) of the Securities Act.

    In July 1994, the Company issued and sold 263,370 shares of Series B Preferred Stock (convertible into 37,624 shares of Common Stock) at a purchase price of $.50 per share ($3.50 based on Common Stock equivalents) to Dr. Scott
M. Rocklage, President, Chief Executive Officer and a director of the Company. The issuance and sale of such shares of Series B Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

    In December 1994, the Company issued $1,000,000 of Convertible Demand Promissory Notes (the "Notes") to a group of investors. The Notes were issued in reliance upon Section 4(2) of the Securities Act. The entire amount of indebtedness was converted to 1,684,644 shares of Series C Convertible Preferred Stock (convertible into approximately 240,663 shares of Common Stock) in connection with an offering of Series C Convertible Preferred Stock in February 1995.

    In February 1995, the Company issued and sold an aggregate of 7,744,000 shares of Series C Convertible Preferred Stock (convertible into approximately 1,106,285 shares of Common Stock) to a group of investors, at a purchase price of $.60 per share ($4.20 based on Common Stock equivalents). In addition, the Company issued a warrant to Comdisco, Inc. to purchase 92,500 shares (convertible into 13,214 shares of Common Stock) at an exercise price of $.60 per share ($4.20 per share upon conversion to Common Stock). The issuance and sales of such shares of Series C Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and
Section 4(2) of the Securities Act.

    In May 1995, the Company issued and sold an aggregate of 5,589,169 shares of Series C Convertible Preferred Stock (convertible into approximately 798,452 shares of Common Stock) at a purchase price of $0.60 per share ($4.20 based on Common Stock equivalents) to a group of investors. In addition, the Company issued options to each of Dr. Paul R. Schimmel and Dr. Julius Rebek, Jr., to purchase 120,000 shares of Series C Convertible Preferred Stock (convertible into 17,142 shares of Common Stock) at an exercise price of $.60 per share ($4.20 per share upon conversion to Common Stock). The issuance and sales of such shares of and options for Series C Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and
Section 4(2) of the Securities Act.

    In March 1996, the Company issued a warrant to Comdisco, Inc. for up to 33,333 shares of Series C Convertible Preferred Stock (convertible into 4,761 shares of Common Stock) at an exercise price of $.90 per share ($6.30 per share upon conversion to Common Stock). The issuance and sale of such shares of Series C Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.


    In June 1996, the Company issued 2,816,902 shares of Series D Convertible Preferred Stock convertible into (402,414 shares of Common Stock), to Bristol-Myers Squibb Company at a purchase price of $1.42 per share ($9.94 based on Common Stock equivalents). The issuance and sale of such shares of Series D Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.


    In July 1997, the Company issued and sold (i) an aggregate of 816,327 shares of Common Stock to International Biotechnology Trust plc at a purchase price of $6.125 per share, (ii) an aggregate of 97,960 shares of Common Stock to H&Q Healthcare Investors at a purchase price of $6.125 per share, and (iii) an aggregate of 65,307 shares of Common Stock to H&Q Life Science Investors at a purchase price of $6.125 per share. The issuance and sales of such shares of Common Stock were made in reliance upon Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


   EXHIBITS
--------------
    *3.3        Restated Certificate of Incorporation of the Registrant.
    *3.4        Amended and Restated By-Laws of the Registrant, as amended to date.
    *4.1        Specimen certificate for shares of Common Stock.
 ****5.1        Opinion of Bingham, Dana & Gould LLP
  +*10.1        Patent License Agreement between the Registrant and the Massachusetts Institute of Technology, dated
                March 10, 1994.
  +*10.2        License Agreement between the Registrant and the Board of Trustees of Leland Stanford Junior
                University, dated April 1, 1994.
   *10.3        Employment Agreement between the Registrant and Scott M. Rocklage, dated June 20, 1994.
   *10.4        Consulting Agreement between the Registrant and Paul R. Schimmel, dated May 1, 1992.
   *10.5        Consulting Agreement between the Registrant and Julius Rebek, Jr., dated May 1, 1992.
   *10.6        Amended and Restated 1993 Stock Option Plan.
  +*10.7        Collaborative Research Agreement between the Registrant and Pfizer Inc., dated December 15, 1995.
****10.8        Letter Agreement, dated June 26, 1997, between the Registrant and Pfizer, Inc.
  +*10.9        Collaborative Research and License Agreement between the Registrant and Merck & Co., Inc., dated
                June 13, 1996.
  +*10.10       Collaborative Research and License Agreement between the Registrant and Bristol-Myers Squibb Company and the Registrant, dated June 25, 1996.
  +*10.11       Supply and Services Agreement, dated as of November 1, 1995, by and between Terrapin Technologies,
                Inc. and the Registrant.
   *10.12       Screening Agreement, dated November 28, 1995, between the Registrant and Monsanto Company.
  +*10.13       Letter Agreement, dated January 18, 1996, between Pharm-Eco Laboratories, Inc. and the Registrant.
   *10.14       Agreement with ArQule, Inc., dated June 4, 1996.
   *10.15       Lease Agreement between Registrant and Stimpson Family Trust dated April 30, 1993, regarding 24
                Emily Street, Cambridge, MA., as amended by the First Amendment to Lease, dated September 19, 1994.
   *10.16       Form of Employee Confidentiality and Nondisclosure Agreement.

   EXHIBITS
--------------
   *10.17       Master Lease Agreement between the Registrant and Comdisco, Inc., dated as of August 30, 1993, as amended February 7, 1995, and as further amended on February 26, 1996.
   *10.18       Series B Convertible Preferred Stock Purchase Warrant between the Registrant and Comdisco, Inc., dated August 30, 1993.
   *10.19       Series C Convertible Preferred Stock Purchase Warrants between the Registrant and Comdisco, Inc., dated February 28, 1995 and February 26, 1996.
   *10.20       Series C Convertible Preferred Stock Purchase Options issued to Dr. Paul Schimmel and Dr. Julius
                Rebek in May 1995, as amended by certain Letter Agreements, dated October 23, 1995, between the
                Registrant and each of Dr. Schimmel and Dr. Rebek.
   *10.21       Amended and Restated Stockholders Rights Agreement by and among the Registrant and the parties signatory thereto.
  **10.22       Secured Promissory Note, dated as of July 21, 1994, by Scott M. Rocklage to the Registrant.
  **10.23       Amendment to Promissory Note, dated as of July 21, 1996, by and between the Registrant and Scott M.
                Rocklage.
  **10.24       Promissory Note, dated as of October 18, 1995, by and between the Registrant and Scott M. Rocklage.
 +**10.25       Compound Library Screening Agreement between the Registrant and Genzyme Corporation, dated February
                24, 1997.
 +**10.26       Library Sample Evaluation Agreement between the Registrant and Pharmacopeia, Inc., dated as of
                September 11, 1996.
****10.27       Stock Purchase Agreement, dated July 18, 1997, between International Biotechnology Trust plc and the
                Registrant.
****10.28       Registration Rights Agreement, dated July 18, 1997, between International Biotechnology Trust plc and Registrant.
****10.29       Registration Rights Agreement, dated July 18, 1997, between each of H&Q Healthcare Investors and H&Q
                Life Sciences Investors and the Registrant.
 ***10.30       Incentive Stock Option Agreement, dated as of May 19, 1997, between Mark Carthy and the Registrant.
 ***10.31       Letter Agreement, dated as of May 19, 1997, between Mark Carthy and Registrant.
 ***10.32       Secured Promissory Note, dated May 19, 1997, by Mark Carthy to Registrant.
 ***10.33       Stock Pledge Agreement, dated May 19, 1997, between Mark Carthy and the Registrant.
    11.1        Computation of Net Loss Per Share.
****23.1        Consent of Bingham, Dana & Gould LLP (included in Exhibit 5.1)
    23.2        Consent of Coopers & Lybrand L.L.P.


------------------------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-6795).

** Incorporated by reference from the Registrant's Annual Report of Form 10-K filed with the SEC on March 29, 1997.

*** Incorporated by reference to Registrant's Quarterly Report on Form 10-Q filed with the SEC on August 13, 1997.


****Previously filed.



+   Confidential Treatment granted as to certain portions.


    (b) Financial Statement Schedules:

    All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:


    (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:



        (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cubist Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 28th day of August, 1997.



                                CUBIST PHARMACEUTICALS, INC.

                                By:            /s/ Scott M. Rocklage
                                     -----------------------------------------
                                                 Scott M. Rocklage
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
              *                   Officer and Director
------------------------------    (Principal Executive        August 28, 1997
      Scott M. Rocklage           Officer)

      /s/ THOMAS A. SHEA        Treasurer (Principal
------------------------------    Financial and Accounting    August 28, 1997
        Thomas A. Shea            Officer)

              *
------------------------------  Chairman of the Board of      August 24, 1997
        John K. Clarke            Directors

              *
------------------------------  Director                      August 28, 1997
         Barry Bloom

------------------------------  Director                      August 28, 1997
       George Conrades

              *
------------------------------  Director                      August 28, 1997
       Ellen M. Feeney

------------------------------  Director                      August 28, 1997
     Terrance G. Mcguire

              *
------------------------------  Director                      August 28, 1997
      Julius Rebek, Jr.

              *
------------------------------  Director                      August 28, 1997
       Paul R. Schimmel

*By:         /s/ THOMAS A.
SHEA
------------------------------
       Thomas A. Shea,
       Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBITS
-----------
      *3.3   Restated Certificate of Incorporation of the Registrant.
      *3.4   Amended and Restated By-Laws of the Registrant, as amended to date.
      *4.1   Specimen certificate for shares of Common Stock.
   ****5.1   Opinion of Bingham, Dana & Gould LLP
    +*10.1   Patent License Agreement between the Registrant and the Massachusetts Institute of Technology, dated
             March 10, 1994.
    +*10.2   License Agreement between the Registrant and the Board of Trustees of Leland Stanford Junior
             University, dated April 1, 1994.
     *10.3   Employment Agreement between the Registrant and Scott M. Rocklage, dated June 20, 1994.
     *10.4   Consulting Agreement between the Registrant and Paul R. Schimmel, dated May 1, 1992.
     *10.5   Consulting Agreement between the Registrant and Julius Rebek, Jr., dated May 1, 1992.
     *10.6   Amended and Restated 1993 Stock Option Plan.
    +*10.7   Collaborative Research Agreement between the Registrant and Pfizer Inc., dated December 15, 1995.
  ****10.8   Letter Agreement, dated June 26, 1997, between the Registrant and Pfizer, Inc.
    +*10.9   Collaborative Research and License Agreement between the Registrant and Merck & Co., Inc., dated June
             13, 1996.
    +*10.10  Collaborative Research and License Agreement between the Registrant and Bristol-Myers Squibb Company and the Registrant, dated June 25, 1996.
    +*10.11  Supply and Services Agreement, dated as of November 1, 1995, by and between Terrapin Technologies,
             Inc. and the Registrant.
     *10.12  Screening Agreement, dated November 28, 1995, between the Registrant and Monsanto Company.
    +*10.13  Letter Agreement, dated January 18, 1996, between Pharm-Eco Laboratories, Inc. and the Registrant.
     *10.14  Agreement with ArQule, Inc., dated June 4, 1996.
     *10.15  Lease Agreement between Registrant and Stimpson Family Trust dated April 30, 1993, regarding 24 Emily
             Street, Cambridge, MA., as amended by the First Amendment to Lease, dated September 19, 1994.
     *10.16  Form of Employee Confidentiality and Nondisclosure Agreement.
     *10.17  Master Lease Agreement between the Registrant and Comdisco, Inc., dated as of August 30, 1993, as amended February 7, 1995, and as further amended on February 26, 1996.
     *10.18  Series B Convertible Preferred Stock Purchase Warrant between the Registrant and Comdisco, Inc., dated August 30, 1993.
     *10.19  Series C Convertible Preferred Stock Purchase Warrants between the Registrant and Comdisco, Inc., dated February 28, 1995 and February 26, 1996.
     *10.20  Series C Convertible Preferred Stock Purchase Options issued to Dr. Paul Schimmel and Dr. Julius
             Rebek in May 1995, as amended by certain Letter Agreements, dated October 23, 1995, between the
             Registrant and each of Dr. Schimmel and Dr. Rebek.
     *10.21  Amended and Restated Stockholders Rights Agreement by and among the Registrant and the parties signatory thereto.
    **10.22  Secured Promissory Note, dated as of July 21, 1994, by Scott M. Rocklage to the Registrant.
    **10.23  Amendment to Promissory Note, dated as of July 21, 1996, by and between the Registrant and Scott M.
             Rocklage.
    **10.24  Promissory Note, dated as of October 18, 1995, by and between the Registrant and Scott M. Rocklage.
   +**10.25  Compound Library Screening Agreement between the Registrant and Genzyme Corporation, dated February
             24, 1997.
   +**10.26  Library Sample Evaluation Agreement between the Registrant and Pharmacopeia, Inc., dated as of
             September 11, 1996.

  ****10.27  Stock Purchase Agreement, dated July 18, 1997, between International Biotechnology Trust plc and the
             Registrant.
  ****10.28  Registration Rights Agreement, dated July 18, 1997, between International Biotechnology Trust plc and
             Registrant.
  ****10.29  Registration Rights Agreement, dated July 18, 1997, between each of H&Q Healthcare Investors and H&Q
             Life Sciences Investors and the Registrant.
   ***10.30  Incentive Stock Option Agreement, dated as of May 19, 1997, between Mark Carthy and the Registrant.
   ***10.31  Letter Agreement, dated as of May 19, 1997, between Mark Carthy and Registrant.
   ***10.32  Secured Promissory Note, dated May 19, 1997, by Mark Carthy to Registrant.
   ***10.33  Stock Pledge Agreement, dated May 19, 1997, between Mark Carthy and the Registrant.
      11.1   Computation of Net Loss Per Share.
  ****23.1   Consent of Bingham, Dana & Gould LLP (included in Exhibit 5.1)
      23.2   Consent of Coopers & Lybrand L.L.P.


------------------------

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-6795).

** Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the SEC on March 29, 1997.

*** Incorporated by reference to Registrant's Quarterly Report on Form 10-Q filed with the SEC on August 13, 1997.


****Previously filed.



+   Confidential Treatment granted as to certain portions.